SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box;

☐	Preliminary Proxy Statement

☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

The ADT Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

January 28, 2013

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

Dear ADT Stockholder:

You are cordially invited to attend The ADT Corporation 2013 Annual Meeting of Stockholders, which will be held at 8:30 a.m. Eastern Time, on Thursday, March 14, 2013 at the Embassy Suites Boca Raton, 661 NW 53rd Street, Boca Raton, Florida. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting and Proxy Statement, which provides information required by applicable laws and regulations.

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Because we are using the Internet, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials and voting via the Internet. This Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe use of the Internet makes the proxy distribution process more efficient, less costly and helps in conserving natural resources.

Your vote is important and we encourage you to vote whether you are a registered owner or a beneficial owner and whether or not you plan to attend the Annual Meeting. If you are a registered owner of ADT common stock and do not plan to vote in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting. If you are a beneficial owner and someone else, such as your bank, broker or trustee is the owner of record, the owner of record will communicate with you about how to vote your shares.

Thank you for your continued interest in our Company.

Yours sincerely,

Bruce Gordon

Chairman of the Board of Directors

January 28, 2013

THE ADT CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 14, 2013

Details for the Annual Meeting of Stockholders of The ADT Corporation are below:

Time and Date:	8:30 a.m. Eastern Time, on Thursday, March 14, 2013

Place:	Embassy Suites Boca Raton, 661 NW 53rd Street, Boca Raton, Florida 33487
Items of Business:	1. To elect the members of our Board of Directors, each as named in the attached Proxy Statement.

2. To ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2013.

3. To approve, in a non-binding vote, the Company’s named executive officer compensation.

4. To determine, in a non-binding vote, whether a stockholder vote to approve the Company’s named executive officer compensation should occur every one, two or three years.

5. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Who May Vote:	You can vote if you were a stockholder of record at the close of business on January 16, 2013, the record date.

Annual Report:	Our 2012 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

Mailing or Availability Date:	Beginning on or about January 28, 2013, this Notice of Annual Meeting and the 2013 Proxy Statement are being mailed or made available, as the case may be, to stockholders of record on January 16, 2013.

About Proxy Voting:	Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. Most stockholders are unable to attend the Annual Meeting. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. If you sign the proxy card and do not provide instructions on how to vote, the proxies will vote as recommended by the Board of Directors. Most stockholders will not receive paper copies of our proxy materials and can vote their shares by following the Internet voting instructions provided on the Notice of Internet Availability of Proxy Materials. If you are a registered owner and requested a paper copy of the proxy materials you can vote your shares by proxy by completing and returning your proxy card or by following the Internet or telephone voting instructions provided on the proxy card. Beneficial owners who received or requested a paper copy of the proxy materials may vote their shares by submitting voting instructions by completing and returning their voting instruction form or by following the Internet or telephone voting instructions provided on the voting instruction form. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions on page 4 of the 2013 Proxy Statement and on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 14, 2013 at 8:30 a.m. Eastern Time, at the Embassy Suites Boca Raton, 661 NW 53rd Street, Boca Raton, Florida. The Company’s 2013 Proxy Statement and 2012 Annual Report on Form 10-K are available online at www.proxyvote.com.

By Order of the Board of Directors,

N. David Bleisch

Senior Vice President, General Counsel and Corporate Secretary

January 28, 2013

i

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Introduction

Separation from Tyco International Ltd.

On September 28, 2012 (the “Distribution Date”), The ADT Corporation (“ADT” or the “Company”) became an independent, publicly traded company as a result of Tyco International Ltd.’s (“Tyco”) distribution, on a pro rata basis, of all of the shares of ADT to Tyco stockholders (the “Separation” or the “Spin-off”). ADT’s common stock began trading “regular way” under the ticker symbol “ADT” on the New York Stock Exchange (“NYSE”) on October 1, 2012. As a result of the Separation, ADT owns the residential and small business security business in the United States and Canada previously owned by Tyco. For further information regarding the Separation, see our Information Statement filed as an exhibit to our Current Report on Form 8-K on September 17, 2012 and amended Registration Statement on Form 10 filed with the United States Securities and Exchange Commission (the “SEC”).

Questions and Answers about Voting Your Shares

Why did I receive these proxy materials?

ADT has sent a Notice of Internet Availability of Proxy Materials and/or Notice of Annual Meeting and Proxy Statement, together with the enclosed proxy card, because ADT’s Board of Directors is soliciting your proxy to vote at the Annual Meeting on March 14, 2013 (“Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and important information about ADT. ADT’s 2012 Annual Report on Form 10-K, which includes ADT’s consolidated and combined financial statements for the fiscal year ended September 28, 2012 (the “Annual Report”), is enclosed with these materials.

ADT has made these materials available to each person who is registered as a holder of its shares in its register of stockholders (such owners are often referred to as “holders of record” or “registered stockholders”) as of the close of business on January 16, 2013, the record date for the Annual Meeting. Any ADT stockholder as of the record date who does not receive Notice of the Annual Meeting and Proxy Statement, together with the enclosed proxy card or voting instruction card and the Annual Report, may obtain a copy at the Annual Meeting or by contacting ADT at (561) 322-4958.

ADT has requested that banks, brokerage firms and other nominees who hold ADT shares on behalf of the owners of the shares (such owners are often referred to as “beneficial owners,” “beneficial stockholders” or “street name holders”) as of the close of business on January 16, 2013 forward these materials, together with a voting instruction card, to those beneficial stockholders. ADT has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Finally, ADT has provided for these materials to be sent to persons who have interests in ADT shares through participation in ADT’s retirement savings plans, Tyco’s retirement savings plans or Pentair Ltd.’s (formerly Tyco Flow Control International Ltd. (“Pentair”)) retirement savings plans. These individuals are not eligible to vote directly at the Annual Meeting. They may, however, instruct the trustees of these plans how to vote the shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans. Please note that the deadline for instructing the trustees of these plans is at 11:59 p.m. Eastern Time on March 11, 2013.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide stockholders access to our proxy materials over the Internet. We believe that this e-proxy process will expedite our stockholders’ receipt of proxy materials, lower costs and reduce the environmental impact of our Annual Meeting. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about January 28, 2013 to stockholders of record entitled to vote at the Annual Meeting. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request a printed copy.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice, to download printable versions of the proxy materials from our website or to request and receive a printed copy of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice. If you receive paper copies of the proxy materials, a proxy card will also be enclosed.

Who is entitled to vote?

January 16, 2013 is the record date for the Annual Meeting. On January 16, 2013, there were 232,594,054 shares outstanding and entitled to vote at the Annual Meeting. Stockholders registered in our share register at the close of business on January 16, 2013 are entitled to vote at the Annual Meeting.

How many votes do I have?

Every holder of a common share on the record date will be entitled to one vote per share for each Director to be elected at the Annual Meeting and to one vote per share on each other matter presented at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record and the Notice or, if requested, hard copies of these proxy materials are being sent to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Company officers named in the proxy card, or to grant a written proxy to any person (who does not need to be a stockholder), or to vote in person at the Annual Meeting. If you have received hard copies of the proxy materials, we have enclosed a proxy card for you to use in which you can elect to appoint Company officers as proxies.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice or, if requested, hard copies of these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may only vote these shares in person at the Annual Meeting if you follow the instructions described below under the heading “How do I attend the Annual Meeting?” and “How do I vote?” If you have received hard copies of the proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

How do I vote?

You can vote in the following ways:

•

By Mail: If you are a holder of record and elect to receive a hard copy of your proxy materials, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your shares and receive a voting instruction card, you can vote by following the instructions on your voting instruction card. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

•

By Internet or Telephone: You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card, voting instruction card or in the Notice of Internet Availability of Proxy Materials previously sent to you. You can vote using a touchtone telephone by calling 1-800-690-6903.

•

At the Annual Meeting: If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. Stockholders who own their shares in street name are not able to vote at the Annual Meeting unless they have a proxy, executed in their favor, from their broker, bank or other nominee, the holder of record of their shares.

Even if you plan to be present at the Annual Meeting and you are a holder of record, we encourage you to complete and mail the enclosed card to vote your shares by proxy or vote by phone or the Internet. Telephone and Internet voting facilities for stockholders will be available 24 hours a day and will close at 11:59 p.m. EST on March 13, 2013. Mailed proxy cards must be received no later than March 13, 2013.

How do I vote by proxy given to a Company officer if I am a holder of record?

If you properly fill in your proxy card appointing an officer of the Company as your proxy and submit it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each of the agenda items listed in this Proxy Statement.

If a new agenda item or a new motion or proposal for an existing agenda item is presented at the Annual Meeting, the Company officer acting as your proxy will vote in accordance with the recommendation of our Board of Directors. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy. Returning the proxy card or submitting your vote electronically will not affect your right to attend the Annual Meeting. You must return your proxy card by the times and dates set forth below under “Returning Your Proxy Card to the Company” in order for your vote to be counted.

How do I attend the Annual Meeting?

All stockholders are invited to attend and vote at the Annual Meeting. For admission to the Annual Meeting, stockholders of record should bring the admission ticket which is part of the enclosed proxy card and a form of photo identification to the Registered Stockholders check-in area, where their ownership will be verified. Those who beneficially own shares should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring account statements or letters from their bank, brokers or nominees showing that they own ADT shares as of January 16, 2013 along with a form of photo identification. Registration will begin at 8:00 a.m. and the Annual Meeting will begin at 8:30 a.m.

What if I return my proxy but do not mark it to show how I am voting?

Your shares will be voted according to the instructions you have indicated. If you sign and return your proxy card but do not indicate instructions for voting, your shares will be voted: “FOR” the election of all nominees to the Board of Directors named on the proxy card; “FOR” the ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2013; “FOR” the approval, in a non-binding vote, of ADT’s named executive officer compensation; and “ONE YEAR,” in a non-binding vote, on the frequency of non-binding stockholder vote on ADT’s named executive officer compensation. For any other matter which may properly come before the Annual Meeting, and any adjournment or postponement thereof, proxies will be voted in accordance with the recommendation of the Board of Directors.

May I change or revoke my vote after I submit my vote via telephone or the Internet, or return my proxy or voting instruction card?

You may change your vote before it is exercised by:

•

Notifying our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy or, if you beneficially own your shares, following the instructions on the voting instruction card;

•	Submitting another proxy card (or voting instruction card if you beneficially own your shares) with a later date;

•	If you are a holder of record, or a beneficial owner with a proxy from the holder of record, voting in person at the Annual Meeting; or

•	If you voted by telephone or the Internet, submitting subsequent voting instructions through the telephone or Internet.

What does it mean if I receive more than one proxy or voting instruction card?

It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and Annual Report will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. In addition, if you are the beneficial owner, but not the record holder, of ADT’s shares, your broker, bank or other nominee may deliver only one copy of the Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. ADT will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders who wish to receive a separate printed copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to ADT by telephone at (561) 322-4958 or by submitting a written request to our Corporate Secretary at The ADT Corporation, 1501 Yamato Road, Boca Raton, Florida 33431.

What proposals are being presented at the Annual Meeting and what vote is required to approve each proposal?

ADT intends to present proposals numbered 1 through 4 for stockholder consideration and voting at the Annual Meeting. These proposals are for:

1.	Election of the members of the Board of Directors, each as named in this Proxy Statement.

2.	Ratification of the appointment of Deloitte & Touche LLP as ADT’s Independent Registered Public Accounting Firm for 2013.

3.	Approval, in a non-binding vote, of the Company’s named executive officer compensation.

4.	Determination, in a non-binding vote, of whether a non-binding stockholder vote to approve the Company’s named executive officer compensation should occur every one, two or three years.

5.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Other than matters incident to the conduct of the Annual Meeting and those set forth in this Proxy Statement, ADT does not know of any other business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter at their discretion, and such proxy holders will vote in accordance with the recommendations of the Board of Directors.

Election of each Director requires the affirmative vote of a majority of the votes cast at the Annual Meeting for the election of Directors, provided that in a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast. Proposal No. 2 requires the affirmative vote of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter. Proposal No. 3 requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Proposal No. 4 will be determined by which of the options (i.e., every year, every two years, every three years) receives a majority of the votes cast. Proposal No. 3 and Proposal No. 4 are advisory in nature and are non-binding.

How does a stockholder submit a proposal for the 2014 Annual Meeting?

Rule 14a-8 of the Securities Exchange Act of 1934, or the “Exchange Act,” establishes the eligibility requirements and the procedures that must be followed for a stockholder proposal to be included in a public company’s proxy materials. Under the rule, if a stockholder wants to include a proposal in ADT proxy materials for its 2014 Annual Meeting, the proposal must be received by ADT at its principal executive offices on or before September 30, 2013 and comply with eligibility requirements and procedures. An ADT stockholder who wants to present a matter for action at the 2014 Annual Meeting, but chooses not to do so under Exchange Act Rule 14a-8, must deliver to ADT, at its principal executive offices, on or before November 14, 2013 and no later than December 14, 2013, a written notice to that effect; provided, however, in the event that the date of the 2014 Annual Meeting is changed by more than 30 days from the anniversary date of the 2013 Annual Meeting, such notice must be received not later than 120 calendar days prior to the 2014 Annual Meeting or 10 calendar days following the date on which public announcement of the date of the 2014 Annual Meeting is first made. In either case, as well as for stockholder nominations for Directors, the stockholder must also comply with the requirements in the Company’s By-laws with respect to a stockholder properly bringing business before the Annual Meeting. (You can request a copy of the By-laws from our Corporate Secretary.)

Can a stockholder nominate Director Candidates?

The Company’s By-laws permit stockholders to nominate Directors at the Annual Meeting. To make a Director nomination at the 2014 Annual Meeting, you must submit a notice with the name of the candidate on or before November 14, 2013 to the Corporate Secretary of ADT. The nomination and notice must meet all other qualifications and requirements of the Company’s Board Governance Principles, By-laws and Regulation 14A of the Exchange Act. The Nominating and Governance Committee of the Board of Directors evaluates all Director nominee candidates in the same manner, regardless of the source of the recommendation. These standards are discussed in further detail below at pages 16 to 17 under “Corporate Governance of the Company-Director Nomination Process.” (You can request a copy of the nomination requirements from our Corporate Secretary.)

What constitutes a quorum?

In order to conduct business at the Annual Meeting it is necessary to have a quorum. The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum.

What is the effect of broker non-votes and abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your uninstructed shares on “non-routine” matters pursuant to NYSE rules. We believe the following proposals will be considered “non-routine” under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors), Proposal No. 3 (Non-Binding Advisory Vote on Named Executive Officer Compensation) and Proposal No. 4

(Non-Binding Advisory Vote on Frequency of Advisory Vote on Named Executive Officer Compensation). Broker non-votes will have no effect on the outcomes of Proposal No. 1, Proposal No. 3 or Proposal No. 4.

Shares owned by stockholders electing to abstain from voting and broker non-votes will be regarded as present at the meeting for purposes of determining whether a quorum is present. Votes cast shall exclude abstentions and therefore abstentions will have no effect on Proposal No. 1, Proposal No. 3 or Proposal No. 4, but abstentions will have the effect of an “AGAINST” vote on Proposal No. 2 (Ratification of the appointment of Deloitte & Touché LLP as ADT’s Independent Registered Public Accounting Firm for 2013).

What happens if a nominee for director declines or is unable to accept election?

Our Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine. Therefore, if you vote by proxy, and if unforeseen circumstances make it necessary or desirable for our Board of Directors to substitute another person for a director nominee, we will vote your shares for that other person.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual Meeting and those set forth in this Proxy Statement, we do not know of any other business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter at their discretion and such proxy holders will vote in accordance with the recommendations of the Board of Directors.

Who will count the votes?

Broadridge Financial Solutions, Inc. will act as the inspector of election and will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on March 14, 2013:

Our Proxy Statement for the 2013 Annual Meeting, form of proxy card and 2012 Annual Report are available at www.proxyvote.com.

As permitted by SEC rules, ADT is making this Proxy Statement and its Annual Report available to its stockholders electronically via the Internet. On January 28, 2013, we mailed to our stockholders of record a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Costs of Solicitation

The cost of solicitation of proxies will be paid by ADT. ADT has engaged MacKenzie Partners, Inc. as the proxy solicitor for the Annual Meeting for an approximate fee of $10,000, plus reasonable out-of-pocket expenses. In addition to the use of the mails, certain Directors, officers or employees of ADT may solicit proxies by telephone or personal contact. Upon request, ADT will reimburse brokers, dealers, banks and trustees or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Returning Your Proxy or Voting Instruction Card to the Company

ADT stockholders of record who have received hard copies of the proxy materials should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions on it and received at the address set forth below by the times (being local times) and dates specified therein:

Vote Processing

c/o Broadridge

51 Mercedes Way

Edgewood, NY 11717

If your shares are held in street name and you have received hard copies of the proxy materials, you should return your voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds ADT common shares on your behalf.

CORPORATE GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles

Our corporate governance principles are embodied in a formal document called the ADT Board Governance Principles that has been approved by our Board of Directors. It is posted on our website at www.adt.com under the heading “Corporate Governance.” We will also provide a copy of the ADT Board Governance Principles to stockholders upon written request to our Corporate Secretary at The ADT Corporation, 1501 Yamato Road, Boca Raton, Florida 33431.

ADT’s Board of Directors is responsible for directing, and providing oversight of, the management of ADT’s business in the best interests of the stockholders and consistent with good corporate citizenship. In carrying out its responsibilities, the Board of Directors selects and monitors top management, provides oversight for financial reporting and legal compliance, determines ADT’s governance principles and implements its governance policies. The Board of Directors, together with management, is responsible for establishing the firm’s operating values and code of conduct and for setting strategic direction and priorities.

While ADT’s strategy and leadership evolve in response to its changing market conditions, the Company’s vision and values are enduring. So too are five governance principles, and along with the Company’s vision and values, they constitute the foundation upon which the Company’s governance policies are built.

ADT believes that good governance requires not only an effective set of specific practices but also a culture of responsibility throughout the firm, and governance at ADT is intended to optimize both. ADT also believes that good governance ultimately depends on the quality of its leadership, and it is committed to recruiting and retaining directors and officers of proven leadership and personal integrity. To further these goals, the Board of Directors has adopted the Board Governance Principles. The Board of Directors intends that these principles serve as a flexible framework within which the Board of Directors may conduct its business, and not as a set of binding legal obligations.

ADT Vision: Why We Exist and the Essence of Our Business

We aspire to earn the lifelong trust of our customers by helping them protect and connect to what matters most—their families, homes and businesses. This vision, in conjunction with committing to the highest standards of business practices, will lead to ADT’s long-term growth, value, and success.

ADT Values: What Matters Most at ADT

Trust: We earn trust everyday and never take it for granted.

•	We never forget that we help save lives for a living
•	We’re proud that people count on us and our integrity is assumed
•	We follow through on our commitments
•	We don’t make promises we can’t keep to each other, our customers, our partners, or our communities
•	We consistently create positive experiences in all our relationships and act in ways we can all admire

Collaboration: Together we do great things.

•	Across every function, we’re passionate and proud about the work we do
•	We ask questions, actively listen, and incorporate feedback
•	We depend on each other to bring our best selves and our best ideas
•	We can be counted on
•	We succeed when individual performance strengthens collective performance
•	We respect and value our teammates’ opinions
•	We build strong relationships with the people we work with
•	We help foster an open and inclusive environment
•	We are considered to be the “partner of choice”

Service: We deliver excellent service in every experience.

•	We get it right the first time
•	We treat our customers the way we would treat family
•	We always look for ways to improve our customers’ experience
•	We strive to exceed expectations in every interaction
•	We give back to the communities where we live and work
•	We have pride in our partnership with first responders
•	We deliver value to investors by growing the business
•	We treat our colleagues with respect and care

Innovation: We think ahead to stay ahead.

•	We are always looking for better ways of doing things
•	We pioneer new technologies to differentiate ourselves and advance our industry leadership position
•	We learn from both our successes and our failures
•	We need to be nimble and agile so we can be proactive and seize opportunities
•	We celebrate our successes and challenge ourselves to move to new heights of achievement
•	We promote new ideas and encourage creativity
•	We are willing to let go of old habits and test new ideas

ADT Culture of Responsibility and Code of Conduct

ADT’s corporate culture is built on the premise that the Company seeks to draw the best from its employees, and that every employee, without exception, is responsible for the conduct and success of the enterprise. This includes full, accurate, candid, and timely disclosure of information, and compliance with all laws and regulatory standards. Employee responsibilities are elaborated in our Code of Conduct. The Board of Directors is responsible for setting the ethical tenor for management and the Company. That ethical tenor works on the expectation that employees understand where the lines are that they should not cross and stay widely clear of those lines. The Code of Conduct is reviewed periodically by all directors, executive officers, managers and employees, and they affirm in writing that they understand it and are fully in compliance with it. All senior executives, including the Chief Executive Officer, are evaluated and compensated in part on proactively promoting integrity and compliance.

Board of Directors

The business of the Company is managed under the direction of its Board of Directors, in the interest of the stockholders. The Board of Directors delegates its authority to management for managing the everyday affairs of the Company. The Board of Directors requires that senior management review major actions and initiatives with the Board prior to implementation.

Mission of the Board of Directors: What the Board Intends to Accomplish

The mission of ADT’s Board of Directors is to promote the long-term value and health of the Company in the interests of the stockholders, its employees and its other stakeholders and set an ethical “tone at the top.” To this end, the Board provides management with strategic guidance, and also ensures that management adopts and implements procedures designed to promote both legal compliance and the highest standards of honesty, integrity and ethics throughout the organization.

Governance Principles: How the Board Oversees the Company

1.	Active Board: The directors are well informed about the Company and vigorous in their oversight of management.

2.	Company Leadership: The directors, together with management, set ADT’s strategic direction, review financial objectives, and establish a high ethical tone for the management and leadership of the Company.

3.	Compliance with Laws and Ethics: The directors ensure that procedures and practices are in place and designed to prevent and identify illegal or unethical conduct and to permit appropriate and timely redress should such conduct occur.

4.	Inform and Listen to Investors and Regulators: The directors take steps to see that management discloses appropriate information fairly, fully, timely, and accurately to investors and regulators, and that the Company maintains a two-way communication channel with its investors and regulators.

5.	Continuous Improvement: The directors remain abreast of new developments in corporate governance, and they implement new procedures and practices as they deem appropriate.

Board Responsibilities

The Board of Directors is responsible for:

•	Reviewing and approving management’s strategic and business plans.

•	Reviewing and approving financial plans, objectives, and actions including significant capital allocations and expenditures.

•	Monitoring management execution of corporate plans and objectives.

•	Advising management on significant decisions and reviewing and approving major transactions.

•	Recommending director candidates for election by stockholders.

•	Appraising the Company’s major risks and overseeing that appropriate risk management and control procedures are in place.

•

Selecting, monitoring, evaluating, compensating, and if necessary replacing the Chief Executive Officer and other senior executives, and seeing that management development and succession plans are maintained for these executive positions.

•	Determining the Chief Executive Officer’s compensation based on performance in meeting pre-determined standards and objectives.

•	Determining that procedures are in place and designed to promote compliance with laws and regulations and setting an ethical “tone at the top.”

•	Determining that procedures are in place designed to promote integrity in the audit of the Company’s financial statements and operations, and in all financial reporting and disclosure.

•	Designing and assessing the effectiveness of its own governance practices and procedures.

•	Periodically monitoring and reviewing stockholder communications sent to the Company.

Board Risk Management

The Board of Directors is responsible for appraising the Company’s major risks and for determining that appropriate risk management and control procedures are in place and that senior executives take the appropriate steps to manage all major risks.

Board Capacities

The Board of Directors as a whole is constituted to be strong in its collective knowledge and diversity of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, and global markets.

The culture of the Board of Directors is such that the Board can operate swiftly and effectively in making key decisions and facing major challenges. Board meetings are conducted in an environment of trust, open dialogue, mutual respect, and constructive commentary that are akin to those of a high-performance team.

The Board of Directors is informed, proactive, and vigilant in its oversight of the Company and protection of stockholder assets.

Board Committees

•

To conduct its business the Board of Directors maintains three standing committees: Audit, Compensation, and Nominating and Governance, and they are entirely composed of independent directors. Assignments to, and chairs of, the Audit and Compensation Committees are recommended by the Nominating and Governance Committee and selected by the Board of Directors. The independent directors as a group elect the members and the chair of the Nominating and Governance Committee. All committees report on their activities to the Board of Directors.

•

The Chairman may convene a “special committee” to review certain material matters being considered by the Board of Directors. The special committee will report their activities to the Board of Directors.

•

To ensure effective discussion and decision making while at the same time having a sufficient number of independent directors for its three committees, the Board of Directors is normally constituted of between seven and nine directors. Stockholders have the authority to set the number of directors at the annual meeting of stockholders, and the directors have the authority to fill any vacancy that may arise during the year.

•	The Nominating and Governance Committee annually reviews the organization of the Board of Directors and recommends appropriate changes to the Board.

Each of the committees operates under a written charter that is posted to our website at www.adt.com under the heading “Corporate Governance.” We will also provide a printed copy of the committee charters to stockholders upon written request to our Corporate Secretary at The ADT Corporation, 1501 Yamato Road, Boca Raton, Florida 33431.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit Committee is responsible, among other things, for:

•	overseeing the quality and integrity of our annual audited and quarterly financial statements, accounting practices and financial information that we provide to the SEC or the public;

•	selecting our independent registered public accounting firm, such selection to be presented by our Board of Directors to our stockholders for their confirmation at the annual meeting of stockholders;

•	pre-approving all services to be provided to us by our independent registered public accounting firm;

•

conferring with our independent registered public accounting firm to review the plan and scope of its proposed financial audits and quarterly reviews, as well as its findings and recommendations upon the completion of the audits and such quarterly reviews;

•	reviewing the independence of the independent registered public accounting firm;

•	overseeing our internal audit function;

•

meeting with the independent registered public accounting firm, our appropriate financial personnel and internal financial controller regarding our internal controls, critical accounting policies and other matters; and

•	overseeing all of our compliance, internal controls and risk management policies.

The Audit Committee is comprised of Messrs. Colligan (chair) and Meister and Mses. Heller and Hyle, all of whom meet the independence requirements set forth in the listing standards of the NYSE and in accordance with the Audit Committee charter. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” as defined by the NYSE rules and have accounting or related financial management expertise as such terms are interpreted by the Board of Directors in its business judgment, and that Mr. Colligan qualifies as an “audit committee financial expert” as defined by the rules of the SEC. None of our Audit Committee members simultaneously serve on more than two other public company audit committees.

Compensation Committee

The Compensation Committee (the “ADT Compensation Committee”) oversees the Company’s overall compensation structure, policies and programs, including strategic compensation programs for our executive officers, that align the interests of our executive officers with those of our stockholders, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. The ADT Compensation Committee is responsible, among other things, for:

•	setting and reviewing our executive compensation philosophy and principles;

•

proposing to our Board of Directors incentive compensation plans and equity-based plans, including performance objectives and metrics associated with these plans, on an annual basis for the Chief Executive Officer;

•

reviewing annually the Chief Executive Officer’s performance and proposing to our independent directors Chief Executive Officer compensation (including salary, bonus, equity-based grants and any other long-term cash compensation);

•	reviewing annual performance of the other executive officers and approving their compensation (including salary, bonus, equity-based grants and any other long-term cash compensation);

•	reviewing and approving the comparator group(s) for benchmarking compensation levels and pay practices, as well as performance, for the Chief Executive Officer and executive officers;

•	reviewing annually talent development and succession plans for executive officers other than the Chief Executive Officer and making recommendations to our Board of Directors;

•	reviewing and approving benefit and perquisite programs for executive officers;

•	administering the Company’s equity incentive plans, including the review and grant of stock option and other equity incentive grants to executive officers;

•	overseeing the design, participation, adequacy, competitiveness, internal equity and cost effectiveness for the Company’s broadly-applicable benefit programs;

•	establishing, in collaboration with the Nominating and Governance Committee, compensation for non-employee directors;

•	monitoring compliance by officers and directors with the Company’s stock ownership guidelines;

•	conducting an annual risk assessment of the Company’s compensation programs;

•	administering the Company’s pay recoupment policy;

•	reviewing the Company’s human resources strategy and controls, including Sarbanes-Oxley Section 404 compliance;

•	assessing annually the performance of the ADT Compensation Committee and its members and the adequacy of the Committee charter and recommending results and or changes to our Board of Directors;

•

recommending to our Board of Directors the Company’s approach with respect to the stockholder advisory vote on executive compensation or “say-on-pay” and how frequently the Company should permit stockholders to have a vote on say-on-pay, taking into account the results of stockholder votes on the frequency of say-on-pay resolutions at the Company;

•

overseeing our disclosure regarding executive compensation, including approving the report to be included in our annual Proxy Statement on Schedule 14A and included or incorporated by reference in our annual report on Form 10-K; and

•	reviewing and approving employment, retirement, severance and change-in-control agreements/arrangements for our executive officers.

The ADT Compensation Committee is comprised of Messrs. Paliwal (chair), Donahue and Dutkowsky, all of whom meet the independence requirements set forth in the listing standards of the NYSE and in accordance with the Compensation Committee charter. The Board of Directors has determined that all of the members of the ADT Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). For more information on the ADT Compensation Committee, please see the Compensation Discussion and Analysis in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible, among other things, for:

•	developing and recommending to our Board of Directors our corporate governance principles and otherwise taking a leadership role in shaping our corporate governance;

•	reviewing and evaluating the adequacy of and recommending to our Board of Directors amendments to our by-laws, certificate of incorporation, committee charters and other governance policies;

•	reviewing and making recommendations to our Board of Directors regarding the purpose, structure and operations of our various board committees;

•	identifying, reviewing and recommending to our Board of Directors individuals for election or re-election to the Board of Directors, consistent with criteria approved by the Board of Directors;

•	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan, and making recommendations to our Board of Directors;

•	establishing, in collaboration with the ADT Compensation Committee, compensation for non-employee directors;

•	establishing criteria and qualifications for board membership, including standards for assessing independence;

•	overseeing the Company’s Environmental, Health & Safety management program;

•	ensuring the appropriate process is in place to perform and review the Company’s enterprise-wide risk assessments;

•	overseeing the Board of Directors’ annual self-evaluation; and

•

overseeing and monitoring general governance matters including communications with stockholders, regulatory developments relating to corporate governance and our corporate social responsibility activities.

The Nominating and Governance Committee is comprised of Messrs. Gordon (Chair), Colligan and Paliwal, all of whom meet the independence requirements set forth in the listing standards of the NYSE and in accordance with the Nominating and Governance Committee charter.

Attendance at Meetings

Due to the Spin-off, which took place on September 28, 2012, the Board of Directors held one meeting in the 2012 fiscal year. Generally, ADT policy dictates that the Board of Directors meets at least five times a year, and additional meetings may be called in accordance with our By-laws. One of these meetings will be scheduled in conjunction with the Company’s annual meeting of stockholders and Board members are required to be in attendance at the annual meeting of stockholders in person or, via exception, by telephone.

Board Communication

Management speaks on behalf of the Company, and the Board of Directors normally communicates through management with outside parties, including stockholders, business journalists, equity analysts, rating agencies, and government regulators. Stockholders can directly raise issues with the Board of Directors via email at directors@adt.com. The Board of Directors periodically reviews all pertinent stockholder communications.

Director Independence

To maintain its objective oversight of management, the Board of Directors consists of a majority of independent directors. Directors are required to meet a stringent definition of independence and for those directors that meet this definition, the Board of Directors will make an affirmative determination that such directors are independent.

Independent directors:

•	Include no former officer or employee of the Company or its subsidiaries or affiliates, or has served in that capacity within the last five years;

•	Have no current or prior material relationships with ADT aside from their directorship that could affect their judgment;

•	Have not worked for, or have any immediate family member, been retained by, or received anything of substantial value from the Company aside from his or her compensation as directors;

•	Have no immediate family member who is an officer of the Company or its subsidiaries or has any current or past material relationship with the Company;

•

Do not work for, nor does any immediate family member, work, consult with, or are retained by another publicly traded company’s board of directors on which the Chief Executive Officer or other senior management serve;

•

Do not serve as, nor does any immediate family member serve as, an executive officer of any entity which the Company’s annual sales to or purchases from exceeded one percent of either entity’s annual revenues for the last fiscal year;

•

Do not serve, nor does any immediate family member serve, on either the board of directors or the compensation committee of any corporation that employs either a nominee for director or a member of the immediate family of any nominee for director; and

•

Do not serve, nor does any immediate family member serve as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in excess of one percent of the organization’s charitable receipts or ADT’s charitable donations during the last fiscal year.

Our Board of Directors formally determines the independence of the ADT directors. Based on an annual evaluation performed by, and recommendations made by, the Nominating and Governance Committee, our Board of Directors annually determines the independence of each director. Our Board of Directors has affirmatively determined that each of Mr. Colligan, Mr. Donahue, Mr. Dutkowsky, Mr. Gordon, Ms. Heller, Ms. Hyle, Mr. Meister and Mr. Paliwal are independent directors and that none of these Directors has a material relationship with ADT, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with ADT. Mr. Gursahaney, the current Chief Executive Officer, is not independent, because of his role as an executive officer of the Company.

Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The standards, which are set forth above, that are relied upon by the Board of Directors in affirmatively determining whether a director is independent are comprised of those objective standards set forth in the NYSE rules, which generally provide that:

•

A director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer, of the Company, would not be independent until three years after the end of such relationship.

•

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) would not be independent until three years after ceasing to receive such amount.

•

A director who is a partner of or employed by, or whose immediate family member is a partner of or employed by and personally works on the Company’s audit, a present or former internal or external auditor of the Company would not be independent until three years after the end of the affiliation or the employment or auditing relationship.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee would not be independent until three years after the end of such service or employment relationship.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until three years after falling below such threshold.

Guidelines for Related Party Transactions

The Board of Directors has adopted certain Guidelines for Related Party Transactions. These Guidelines provide a process for compliance with the related party provisions of the Board Governance Principles, the Company’s Code of Conduct, and the Company’s Amended and Restated By-laws, as well as the disclosure obligations of the Exchange Act regulations. The Nominating and Governance Committee will monitor, review and approve, if necessary, any material related party transactions between ADT and its subsidiaries (collectively, the “Company”) and its senior officers and directors. ADT’s Guidelines for Related Party Transactions state that on an annual basis, the Nominating and Governance Committee will receive a list of related parties (the “Related Party List”) for each senior officer and director and such list will include any entity that employs a director, any entity (including charitable organizations) for which the director or executive officer serves on the board of directors, and any entity in which the senior officer or director owns more than a 10% interest. There are three types of material related party transactions covered by the Guidelines for Related Party Transactions with specific review procedures:

•	Type 1—transactions involving the purchase by or from the Company of products or services in the ordinary course of business in arms-length transactions.

•	Type 2—transactions involving the provision of consulting, legal, accounting or financial advisory services to the Company that could compromise a director’s independence.

•	Type 3—transactions in which a director or officer has a direct or indirect personal interest or that create a conflict of interest for the director or officer.

Ordinary course of business, arms-length transactions with entities on the Related Party List are deemed pre-approved by the Nominating and Governance Committee, in amounts in the aggregate for each such entity of less than 1% of the revenue of such entity or the Company. For Type 1, the Guidelines for Related Party Transactions provide that the Nominating and Governance Committee, prior to filing the Company’s proxy statement, annually review the Related Party List, including the amount of payments to or from each related party, in comparison to the 1% threshold to ensure that the directors meet the director independence requirement. Any proposed related party transaction involving a member of the Board of Directors must be reviewed and approved by a majority of the disinterested members of the Board. All related party transactions involving potential conflicts of interest must be reported to the Nominating and Governance Committee and approved or ratified by such Committee. During fiscal year 2012, there were no related party transactions that exceeded the 1% threshold.

Director Service

•

Directors are elected by an affirmative vote of a majority of the votes cast by stockholders at the annual meeting and they serve for one-year terms. Any nominee for director who does not receive a majority of votes cast from the stockholders is not elected to the Board of Directors.

•

Directors are not eligible to stand for re-election to the Board of Directors at the annual meeting following their 72nd birthday. However, the Board of Directors may ask the director to continue service on the Board when it is deemed to be in the best interest of the Company.

•

The Nominating and Governance Committee is responsible for the review of all directors, and where necessary will take action to remove a director for performance, which requires the unanimous approval of the Board of Directors. This unanimous approval does not include the approval of the director whose removal is sought.

•

Directors inform the Nominating and Governance Committee of any significant change in their employment or professional responsibilities and will offer their resignation to the Board of Directors. This allows for discussion with the Nominating and Governance Committee to determine if it is in the mutual interest of both parties for the director to continue on the Board of the Directors.

•

The guidelines for service as committee chairs include (1) service in their respective roles for five years, and (2) rotation at the time of the annual meeting of stockholders following the completion of their fifth year of service.

•

When the Chairman of the Board of Directors steps down, he or she simultaneously resigns from the Board of Directors, unless the remaining members of the Board of Directors decides that his or her services are in the best interests of the Company. It is only in unusual circumstances that the Board of Directors decides that the retired Chairman continues to serve.

Code of Conduct

The Board of Directors has adopted a written Code of Conduct for directors, executive officers, managers and employees that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the Code of Conduct and prompt internal reporting of violations of the Code, including illegal or unethical behavior regarding accounting or auditing practices.

A copy of our Code of Conduct is posted on our website at www.adt.com under the heading “Corporate Governance.” We will also provide a copy of our Code of Conduct to stockholders upon written request to our Corporate Secretary at The ADT Corporation, 1501 Yamato Road, Boca Raton, Florida 33431.

Director Nomination Process

In accordance with our governance policies, the Nominating and Governance Committee seeks to create a Board of Directors that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. Our Board of Directors does not have a specific policy regarding diversity. Instead, the Nominating and Governance Committee considers the Board of Directors’ overall composition when considering a potential new candidate, including whether the Board of Directors has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of our current and expected future needs. We believe that it is desirable for new candidates to contribute to a variety of viewpoints on the Board of Directors, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

General criteria for the nomination of director candidates include:

•	the highest ethical standards and integrity;

•	a willingness to act on and be accountable for board decisions;

•	an ability to provide wise, informed and thoughtful counsel to top management on a range of issues;

•	a history of achievement that reflects superior standards for themselves and others;

•	loyalty and commitment to driving the success of ADT;

•	an ability to take tough positions while at the same time working as a team player; and

•	individual backgrounds that provide a portfolio of experience and knowledge commensurate with our needs.

Invitations to director nominees for a position on the Board of Directors will be extended by the Chair of the Nominating and Governance Committee after discussion with the Chairman of the Board of Directors and the Chief Executive Officer and agreement by the Board of Directors. The Board of Directors will consider nominations submitted by stockholders.

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated for election at the 2013 Annual Meeting a slate of nine nominees, all of whom are currently serving on the Board. The nominees are Mses. Heller and Hyle and Messrs. Colligan, Donahue, Dutkowsky, Gordon, Gursahaney, Meister and Paliwal. Biographical information regarding each of the nominees is set forth below. Election of each Director requires the affirmative vote of a majority of the votes cast at the Annual Meeting for the election of Directors, provided that in a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast. Stockholders are entitled to one vote per share for each of the Directors to be elected. ADT is not aware of any reason why any of the nominees will not be able to serve if elected. Directors shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Current Directors Nominated for Re-Election

Thomas Colligan (age 68)—Mr. Colligan has been a member of our Board of Directors since the Separation on September 28, 2012. Mr. Colligan served as Vice Dean of the Wharton School’s Aresty Institute of Executive Education at the University of Pennsylvania, where he was responsible for the non-degree executive education programs from July 2007 until his retirement in June 2010. Prior to that he was a managing director at Duke Corporate Education for two years. From 2001 to 2004, Mr. Colligan was Vice Chairman of PricewaterhouseCoopers LLP (“PwC”) and he served PwC in other capacities, including Partner, from 1969 to 2004. Mr. Colligan is also presently a director of CNH Global, a manufacturer of construction and farming equipment, from 2011; Office Depot, a distributor of office supplies, from 2010; and the private company Targus, from 2010. He previously served on the boards of Schering Plough Corporation from 2005 to 2009; Educational Management Corporation from 2006 to 2007; and Anesiva, Inc. from 2004 to 2008. Mr. Colligan has a Bachelor of Science in Accounting from Fairleigh Dickinson University. Mr. Colligan is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Colligan’s qualifications to serve on our Board include his experience with audit and financial issues.

Timothy Donahue (age 64)—Mr. Donahue has been a member of our Board of Directors since the Separation on September 28, 2012. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He served as President and Chief Executive Officer of Nextel Communications, Inc. from 1999. He began his career with Nextel in January 1996 as President and Chief Operating Officer. Before joining Nextel, Mr. Donahue served as Northeast Regional President for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as President for McCaw Cellular’s paging division in 1986 and was named McCaw’s President for the U.S. central region in 1989. He is also a director of the Eastman Kodak Company, Covidien Ltd. (where he is the lead director) and NVR Inc., and non-executive chairman of the private company UCT Coatings, Inc. He served as a director of Tyco from 2008 to 2012. Mr. Donahue is a graduate of John Carroll University, with a Bachelor of Arts in English Literature. Mr. Donahue’s qualifications to serve on our Board include his extensive experience and demonstrated leadership in the wireless communications industry, his experience in service-oriented industries and as an executive and board member of several publicly traded companies.

Robert Dutkowsky (age 58)—Mr. Dutkowsky has been a member of our Board of Directors since the Separation on September 28, 2012. Mr. Dutkowsky is the Chief Executive Officer of Tech Data and member of the Board of Directors of Tech Data since October 2006. Prior to joining Tech Data, Mr. Dutkowsky served as President, CEO, and Chairman of the Board of Egenera, Inc. from 2004 until 2006, and served as President, CEO, and Chairman of the Board of J.D. Edwards & Co., Inc. from 2002 until 2004. He was President, CEO, and Chairman of the Board of GenRad, Inc. from 2000 until 2002. Beginning in 1997, Mr. Dutkowsky was Executive Vice President, Markets and Channels, at EMC Corporation before being promoted to President, Data General, in 1999. He began his career at IBM where he served in several senior management positions. Mr. Dutkowsky has also served on the board of directors of Sepaton, Inc., a privately held data protection company, since 2004. Mr. Dutkowsky holds a Bachelor of Science in Industrial and Labor Relations from Cornell University. Mr. Dutkowsky’s qualifications to serve on our Board include his extensive executive experience with technology companies and solutions providers.

Bruce Gordon (age 66)—Mr. Gordon has been Chairman of our Board of Directors since the Separation on September 28, 2012. From August 2005 through April 2007, Mr. Gordon served as President and Chief Executive Officer of the NAACP. Until his retirement in December 2003, Mr. Gordon was the President of Retail Markets at Verizon Communications, Inc., a provider of wireline and wireless communications. Prior to the merger of Bell Atlantic Corporation and GTE, which formed Verizon in July 2000, Mr. Gordon filled a variety of positions at Bell Atlantic Corporation, including Group President, Vice President, Marketing and Sales, and Vice President, Sales. Mr. Gordon also serves as a director of CBS Corporation and Northrop Grumman Corporation. Previously, Mr. Gordon served as a director of Southern Company, an electricity generating company, from 1994 to 2006, and as a director of Tyco from 2003 to 2012. Mr. Gordon graduated from Gettysburg College and received a Master of Science from the Massachusetts Institute of Technology. Mr. Gordon’s qualifications to serve on our Board include his significant leadership experience as the head of a large non-profit, his in-depth experience as an executive in the service- oriented communications industry and his corporate governance experience as a director of several publicly traded companies.

Naren Gursahaney (age 51)—Mr. Gursahaney was appointed our Chief Executive Officer in connection with the Separation on September 28, 2012. Mr. Gursahaney also serves as a member of our Board of Directors. Prior to the separation from Tyco, Mr. Gursahaney served as President of Tyco’s ADT North American Residential/Small Business segment. Prior to the restructuring of the segment in fiscal year 2012, Mr. Gursahaney was the President of Tyco Security Solutions, the world’s largest electronic security provider to residential, commercial, industrial and governmental customers and the largest operating segment of Tyco. Mr. Gursahaney joined Tyco in 2003 as Senior Vice President of Operational Excellence. He then served as President of Tyco Engineered Products and Services and President of Tyco Flow Control. Prior to joining Tyco, Mr. Gursahaney was President and Chief Executive Officer of GE Medical Systems – Asia, where he was responsible for the company’s $1.6 billion sales and services business in the Asia-Pacific region. During his 10-year career with GE, Mr. Gursahaney held senior leadership roles in services, marketing and information management. His career also includes positions with Booz Allen & Hamilton and Westinghouse Electric Corporation. Mr. Gursahaney holds a Bachelor of Science in Mechanical Engineering from The Pennsylvania State University and a Master of Business Administration from the University of Virginia.

Bridgette Heller (age 51)—Ms. Heller has been a member of our Board of Directors since the Separation on September 28, 2012. Ms. Heller has been Executive Vice President of Merck & Co, Inc. and President of Merck Consumer Care from 2010. Prior to joining Merck, Ms. Heller was President, Johnson & Johnson, Global Baby Business Unit from 2007 to 2010 and President, Johnson & Johnson, Global Baby Kids and Wound Care from 2005 to 2007. Prior to joining Johnson & Johnson, she was the Founder and Managing Partner at Heller Associates from 2004 to 2005. She served as the Chief Executive Officer of Chung’s Foods Inc. Ms. Heller spent 17 years with Kraft Foods, from September 1985 to September 2002, including Executive Vice President and General Manager for the North American Coffee portfolio. She served as a Director of PCA International, Inc. from March 1998 until October 2005. Ms. Heller received a Bachelor of Arts from Northwestern University and a Master of Business Administration from the J. L. Kellogg Graduate School of Management at Northwestern

University. Ms. Heller’s qualifications to serve on our Board include her significant experience in leadership positions at consumer products companies.

Kathleen Hyle (age 54)—Ms. Hyle has been a member of our Board of Directors since the Separation on September 28, 2012. From 2008 until its 2012 merger with Exelon, Ms. Hyle was Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources. From June 2007 to November 2008, Ms. Hyle served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC, a strategic joint venture between Constellation Energy and Électricité de France. Ms. Hyle held the position of Senior Vice President of Finance for Constellation Energy from 2005 to 2007 and Senior Vice President of Finance, Information Technology, Risk and Operations for Constellation New Energy from January to October 2005. Prior to joining Constellation Energy, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., the parent company of Alamo Rent-A-Car and National Rent-A-Car; Vice President and Treasurer of AutoNation, Inc.; and Vice President and Treasurer of Black and Decker Corporation. Ms. Hyle has been a director of AmerisourceBergen, a pharmaceutical services provider, since 2010, where she chairs the Audit and Corporate Responsibility Committee and serves on the Finance and Executive Committees. On June 25, 2012, Ms. Hyle was appointed a director for Bunge Limited, effective July 2, 2012, where she serves on the Audit and Risk Committees. Ms. Hyle currently serves on the Executive and Finance Committee of the Board of Trustees of Center Stage in Baltimore, Maryland and on the Board of Sponsors for the Loyola University Maryland Sellinger School of Business and Management. Ms. Hyle graduated from Loyola College. Ms. Hyle’s qualifications to serve on our Board include her experience as a leader in developing the business and financial strategy of retail divisions.

Keith Meister (age 39)—Mr. Meister has been a member of our Board of Directors since December 19, 2012. Mr. Meister is Managing Partner and serves as Chief Investment Officer, of Corvex Management LP, a fundamental and event-oriented investment management firm. Prior to founding Corvex, Mr. Meister served from June 2002 to August 2010 in a range of leadership roles within the organization headed by Carl C. Icahn. From August 2003 and August 2010, Mr. Meister served as Chief Executive Officer and then Principal Executive Officer and Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. Mr. Meister served as Senior Managing Director of Icahn Capital LP from November 2004 to August 2010. From June 2002 until August 2010, Mr. Meister served as Senior Investment Analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister currently serves on the board of directors for Ralcorp Holdings and has served on other public company boards including, Motorola Mobility, Motorola, Inc., XO Communications, Federal Mogul, American Railcar Industries and American Casino & Entertainment. Mr. Meister earned a Bachelor of Arts in Government, cum laude, from Harvard College. Mr. Meister’s qualifications to serve on our Board include his experience in developing investment objectives and strategies and his financial background.

Dinesh Paliwal (age 55)—Mr. Paliwal has been a member of our Board of Directors since the Separation on September 28, 2012. Mr. Paliwal currently serves as Chairman of the Board, Chief Executive Officer and President of Harman International, a company that designs, manufactures and markets a wide range of audio and information solutions for the automotive, consumer and professional market. Prior to joining Harman in 2008, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd. in Switzerland, a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. In addition to serving on the Board, Mr. Paliwal also serves on the boards of National Symphony Orchestra (NSO, Kennedy Center) in Washington, D.C. and America India Foundation in New York. He is a member of the Business Advisory Council of Farmer School of Business at Miami University (Ohio). Mr. Paliwal served on the boards for Embarq Corporation until its merger with CenturyTel, and Tyco. From 2010 to 2012. He has served as Chairman of ABB India Ltd., a publicly-listed company in India, and as Chairman of the U.S. National Foreign Trade Council in Washington, D.C. He has served as a director for the U.S. China Business Council, the U.S. India Business Council, and the International Swimming Hall of Fame. He also served for three years as Economic Advisor to the Governor of Guangdong Province, China. Mr. Paliwal earned a Master’s degree in Engineering from the Indian Institute of Technology (IIT Roorkee), a Master’s degree in applied Science and Engineering and a Master’s degree in Business Administration, both from Miami University (Ohio). Mr. Paliwal’s qualifications to serve on our Board include his extensive leadership and governance experience as a public company chief executive officer, and his engineering and financial background.

Additional Information about the Nominees

On December 17, 2012, the Company entered into a voting and standstill agreement (the “Agreement”) with Keith A. Meister and Corvex Management LP (collectively, the “Corvex Group”) and Soros Fund Management LLC (“SFM”).

Pursuant to the Agreement, effective at 12:01 am, Eastern Time on December 19, 2012, the size of our Board of Directors increased from eight to nine members and Mr. Meister was appointed to fill the newly created directorship. In addition, Mr. Meister was appointed to serve as a member of the Audit Committee.

The Agreement provides that Mr. Meister will be included in the Company’s slate of nominees for election of directors at the Annual Meeting. The Agreement also provides, among other things, that, so long as Mr. Meister is a director or, if longer, until the date that is seven (7) business days prior to the last day that stockholders of the Company may timely notify the Company of a nomination or proposal to be properly brought before the 2014 Annual Meeting of the Company’s stockholders pursuant to the Company’s By-Laws, as then in effect (the “Notice Date”), the Corvex Group, and until the earlier of the Notice Date and December 31, 2013, SFM or any fund over which SFM has investment management authority (the “SFM Funds”), (i) will not support or participate in any “withhold the vote” or similar campaign and (ii) will not present any proposals for consideration, or conduct any proxy solicitations for use, at any meeting of the Company’s stockholders. The Agreement further provides, among other things, that for the periods specified above with respect to the Corvex Group, the Corvex Group (i) will vote in favor of the Company’s slate of director nominees and otherwise in a manner consistent with the Board’s recommendations, (ii) will not acquire beneficial ownership of more than 15,666,021 shares of common stock of the Company, excluding (subject to certain limitations) 575,000 shares currently beneficially owned by both the Corvex Group and SFM and (iii) will not, other than in a Rule 144 broker transaction, sell or otherwise dispose of any voting securities of the Company to any person who is (or will become as a result of the such transaction) a beneficial owner of 4% or more of the outstanding voting securities of the Company, or otherwise dispose of, in a single day, 4% or more of the outstanding voting securities of the Company through the public markets. Pursuant to the Agreement, SFM has also agreed that the SFM funds will not acquire beneficial ownership of more than 875,000 shares of common stock of the Company.

The Agreement provides that Mr. Meister will resign from the Board of Directors, and the Company will be relieved of its obligation to include Mr. Meister in its slate of nominees for election as director at the Annual Meeting, upon a breach in any material manner by the Corvex Group of its voting and standstill obligations under the Agreement, or upon the Corvex Group failing to maintain beneficial ownership and, either directly or through a nominee, record ownership of at least 3% of the outstanding shares of common stock of the Company.

In connection with his appointment as director under the Agreement, Mr. Meister receives the same compensation as the Company’s other non-employee directors, consisting of a cash retainer in the amount of $80,000 per year and an annual equity award of restricted stock units with a grant date fair value of approximately $120,000 and a one-year vesting term.

There are no other related person transactions between the Company and Mr. Meister or any of his immediate family members or the Corvex Group requiring disclosure pursuant to Item 404(a) of Regulation S-K of the Exchange Act.

The foregoing is not a complete description of the terms of the Agreement. For a further description of the terms of the Agreement, including a copy thereof, please see our Current Report on Form 8-K that we filed with the SEC on December 18, 2012.

The Board of Directors unanimously recommends that stockholders vote FOR the election of all of the nominees for Director to serve until the next Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of December 31, 2012 by (i) each of the individuals who currently serve as our directors; (ii) each of our named executive officers; and (iii) all of our directors and executive officers as a group.

Except as otherwise noted in the footnotes below the table, each person identified in the table below has sole voting and investment power with respect to the shares listed. To the extent indicated in the table below, shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days after December 31, 2012. As of December 31, 2012, there were 233,046,380 shares of our common stock issued and outstanding.

Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly	Common Stock Acquirable within 60- Days	Total Common Stock Beneficially Owned		% of Shares of Common Stock Outstanding
Donald Boerema	13,471	41,816	55,287		*
Thomas Colligan	500	-0-	500		*
Timothy Donahue	6,921	-0-	6,921		*
Robert Dutkowsky	-0-	-0-	-0-		*
Mark Edoff	11,570	67,709	79,279	[1]	*
Bruce Gordon	14,563	-0-	14,563		*
Anita Graham	1,386	4,839	6,225		*
Naren Gursahaney	99,583	807,671	907,254		*
Bridgette Heller	-0-	-0-	-0-		*
Kathleen Hyle	-0-	-0-	-0-		*
Keith Meister	11,166,021	-0-	11,166,021	[2]	4.8%
Kathryn Mikells	-0-	-0-	-0-		*
Dinesh Paliwal	1,038	-0-	1,038		*
Directors and Executive Officers as a Group (18 persons)	11,342,935	1,051,004	12,393,939		5.3%

*	Less than 1.0%
[1]

These shares are held for the account of certain private investment funds for which Corvex Management LP, a Delaware limited partnership (“Corvex”), acts as investment adviser, including Corvex Master Fund, L.P., a Cayman Islands limited partnership, the general partner of which is controlled by Mr. Meister. Mr. Meister disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

[2]	Includes 558 Shares that Mr. Edoff holds indirectly through The ADT Corporation Retirement Savings and Investment Plan.

The following table sets forth the information indicated for persons or groups known to us to be beneficial owners of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Corvex Management LP 712 Fifth Avenue, 23rd Floor New York, NY10019	11,741,021(1)	5.05	%(1)

(1)

Information shown is based on information reported on Schedule 13D/A filed with the SEC on December 19, 2012, in which Corvex reported that it has sole voting power over 11,166,021 shares of our common stock, shared voting power over 575,000 shares of our common stock and sole dispositive power over 11,166,021 shares of our common stock, and Soros Fund Management LLC reported that it has shared voting power over 575,000 shares of our common stock and sole dispositive power over 575,000 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors, certain of its officers and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, to file reports of their ownership of ADT common stock and of changes in such ownership with the SEC and the NYSE within specified time periods. Regulations also require ADT to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from reporting persons that no other reports were required, we believe that all of our directors, officers, and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended September 28, 2012.

Executive Officers

Naren Gursahaney (age 51)—Mr. Gursahaney, a member of the Board of Directors, is our Chief Executive Officer of the Company and whose biographical information is set forth above.

The following information is provided regarding the other executive officers of ADT.

David Bleisch (age 53)—Mr. Bleisch was appointed the Company’s Senior Vice President, Chief Legal Officer and Corporate Secretary in connection with the Separation in September 2012. Prior to the Separation, Mr. Bleisch served as Vice President and General Counsel of Tyco’s ADT North American Residential business segment. Prior to the restructuring of the segment in fiscal year 2012, Mr. Bleisch was the Vice President and General Counsel of Tyco Security Solutions, the largest segment of Tyco. He also managed the intellectual property legal group for all of Tyco’s operating segments worldwide. Mr. Bleisch joined Tyco in 2005 as Vice President and General Counsel of ADT North America and Deputy General Counsel of Tyco Fire & Security. Prior to joining Tyco, Mr. Bleisch was Senior Vice President, General Counsel and Corporate Secretary of The LTV Corporation in Cleveland, Ohio. Prior to joining LTV, Mr. Bleisch was a partner in the law firm of Jackson Walker LLP, where he served as a corporate transactional attorney before transitioning to commercial trial work. He has a Bachelor of Arts from Carleton College and a Juris Doctor from Boston College Law School. He is a member of the State Bar of Texas.

Donald Boerema (age 55)—Mr. Boerema was appointed the Company’s Senior Vice President and Chief Corporate Development Officer in connection with the Separation in September 2012. He is responsible for corporate strategy, market and business development and mergers and acquisitions. Prior to the Separation,

Mr. Boerema served as Chief Marketing Officer for Tyco’s ADT North American Residential business segment, overseeing all strategic marketing and communications and leading all advertising and online interactive marketing initiatives across ADT North America. Mr. Boerema joined ADT in November 2007. Previously, he served as President and Chief Operating Officer for FDN Communications, a privately held telecommunications company, where he was responsible for all aspects of sales, marketing, network operations engineering and customer care. He also served as Senior Vice President of Business Solutions for AT&T and led sales and marketing for a division of McCaw Cellular Communications. Before joining McCaw, Mr. Boerema held management positions with PepsiCo, Inc. and began his career at The Procter & Gamble Company. Mr. Boerema holds a Bachelor of Science in Marketing and Finance and a Master of Business Administration from Eastern Illinois University.

Mark Edoff (age 54)—Mr. Edoff was appointed the Company’s Senior Vice President of Business Operations Optimization in connection with the Separation in September 2012. He is responsible for increasing efficiency and driving overall business process improvements in the organization. Prior to the Separation, Mr. Edoff served as Vice President and Chief Financial Officer of Tyco Security Solutions from October 2010 until the restructuring of the segment in fiscal year 2012. Mr. Edoff joined Tyco in 2003 as Vice President and Corporate Controller for the former Tyco Fire & Security business. In 2004 Mr. Edoff assumed the role of Chief Financial Officer for ADT North America, which included responsibility for the combined residential and commercial security business. Previously, Mr. Edoff served as the Director of Finance and Principal Accounting Officer for The Gillette Company. Before joining Gillette, Mr. Edoff had a 15-year career with KPMG, where he was a Partner in the Assurance practice. Mr. Edoff holds a Bachelor of Science in Business Administration from Northeastern University and is a Certified Public Accountant.

Anita Graham (age 41)—Ms.Graham was appointed the Company’s Senior Vice President and Chief Human Resources and Administrative Officer in connection with the Separation in September 2012. She is responsible for all aspects of the Company’s human resources and talent development areas, as well as its environmental, health, safety and wellness, and corporate communications functions. Prior to the Separation, Ms. Graham served as Vice President of Human Resources for Tyco’s ADT North American Residential business segment. She joined ADT in March 2011 as Vice President of Human Resources for Tyco Security Solutions. Ms. Graham served as Executive Vice President, Global Human Resources and then as Executive Vice President, Chief Administrative Officer at Shire Pharmaceuticals. In the latter role, she was responsible for a broad range of functions including human resources, information technology, corporate communications, procurement, real estate, safety and corporate security. Previously, Ms. Graham held executive leadership roles in several life science companies. She began her career in the insurance and investment management industry, where she held various global human resources leadership roles. She has a Bachelor of Science in Industrial and Labor Relations from Cornell University and a Master of Business Administration from New York University.

Stephen Gribbon (age 57)—Mr. Gribbon was appointed the Company’s Senior Vice President of Sales in connection with the Separation in September 2012. He is responsible for a sales force of security specialists, the authorized dealer program, affinity relationships and industry partnerships. Prior to the Separation, Mr. Gribbon served as the Group Vice President of Sales for Tyco’s ADT North American Residential business segment, where he oversaw all direct, indirect, dealer, home health and custom home sales channels as well as strategic partnerships. Mr. Gribbon joined ADT Security Services in 1995 as Senior Vice President, Dealer Development, and then moved into the role of Vice President, Residential Sales, before being named Group Vice President of Sales in 2008. Mr. Gribbon began his career at Gray, Inc., a large commercial security services company in North Carolina, becoming President in 1988. Two years later, he was named Regional President of The Alert Centre, Inc., which was acquired by ADT in 1995. Mr. Gribbon studied business administration at The University of North Carolina at Chapel Hill.

Shawn Lucht (age 46)—Mr. Lucht was appointed the Company’s Senior Vice President of Operations in connection with the Separation in September 2012. He is responsible for a wide range of critical customer-facing functions including installation, service, field administration, customer care, monitoring and e-services. Prior to the Separation, Mr. Lucht served as the Group Vice President of Operations for Tyco’s ADT North American Residential business segment. Mr. Lucht joined ADT in 2010 as part of the Broadview Security acquisition (formerly Brinks Home Security). During his 21-year career with ADT and Broadview, Mr. Lucht has held a variety of senior leadership positions including Executive Vice President of Operations and Senior Vice President for Strategy and Corporate Development at Broadview Security. Mr. Lucht holds both a Bachelor of Business Administration and a Master of Business Administration from The University of Texas at Arlington.

Kathryn Mikells (age 47)—Ms. Mikells was appointed the Company’s Senior Vice President and Chief Financial Officer in connection with the Separation in September 2012. Prior to the Separation, she was Chief Financial Officer of Tyco’s ADT North American Residential business segment. Before joining ADT in April 2012, Ms. Mikells served as Executive Vice President and Chief Financial Officer for Nalco Holding Company, a specialty chemical and water treatment service business, which merged with EcoLab Inc. in December 2011. Ms. Mikells served as Chief Financial Officer of UAL Corporation, the parent company of United Airlines, from 2008, and as an Executive Vice President from 2009 until UAL’s 2010 merger with Continental Airlines. During her 16 years with UAL Corporation, Ms. Mikells held a variety of other senior leadership roles, including Vice President of Investor Relations, Vice President of Financial Planning and Analysis, Vice President and Treasurer, Vice President of Corporate Real Estate, Director of Corporate Planning and Chief Financial Officer of Mileage Plus, United’s loyalty program. Before joining UAL Corporation, Ms. Mikells spent six years in financial services for companies such as GE Capital Corporate Finance and Household International. She holds a Bachelor of Science in Finance from the University of Illinois Urbana-Champaign and a Master of Business Administration from the University of Chicago. Ms. Mikells also serves as a director of The Hartford Financial Services Group, Inc. and is a member of its Compensation and Management Development Committee and Finance, Investment and Risk Management Committee. In addition, Ms. Mikells serves as a director of The Weitz Company, where she is a member of its Audit, Compensation, and Nominating and Governance Committees.

Arthur Orduña (age 47)—Mr. Orduña was appointed as the Company’s Senior Vice President and Chief Innovation Officer, overseeing technology vision and strategy, in October 2012. He is responsible for building the strategic roadmap of new and existing solutions, defining future solution and product architecture and functionality, and positioning ADT as a partner of choice for key technology companies. Prior to joining ADT, he worked for Canoe Ventures, LLC, a joint venture founded by the top six U.S. cable companies, first as Chief Technology Officer then Chief Product Officer. He was responsible for building a national data and interactive services platform, developing product and technology strategy, and launching new applications and services with key partners including Comcast Cable, NBC-Universal, Time Warner Cable and Cox Communications. Prior to Canoe Ventures, Mr. Orduña was Senior Vice President of Policy & Product for Advance/Newhouse—Bright House Networks. Earlier in his career, he served as Vice President of Product & Marketing for Canal+ Technology U.S./Vivendi-Universal, and also Vice President of Product & Marketing for Integrated Systems Inc./Diab-SDS prior to its acquisition by Wind River Systems/Intel. He holds a Bachelor of Arts from Cornell University.

Tony Wells (age 48)—Mr. Wells was appointed the Company’s Senior Vice President and Chief Marketing and Customer Officer in connection with the Separation in September 2012. He is responsible for promoting and protecting the brand as well as overseeing marketing communications, pricing, customer experience, product marketing and consumer marketing. Prior to the Separation, he was Chief Marketing and Customer Officer of Tyco’s ADT North American Residential business segment. Before joining ADT in May 2012, Mr. Wells served as Executive Vice President and Chief Marketing Officer for 24 Hour Fitness, overseeing all marketing communications, public relations, 24hourfitness.com, member services and retail products and services. Prior to joining 24 Hour Fitness in 2007, Mr. Wells held leadership roles at Visa USA, including Vice President, Client Services and Vice President, Partnership Marketing. Mr. Wells also served in various sales and marketing positions with SFX Sports Group, The Mills Corporation and Nissan North America. A former Marine infantry officer, Mr. Wells holds a Bachelor of Science in Physical Science from the United States Naval Academy and a management certificate from Johns Hopkins University.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section presents information concerning compensation arrangements for fiscal year 2012 and the post-Separation (defined below) programs for fiscal year 2013 for our named executive officers. Our named executive officers are our chief executive officer, chief financial officer and the three most highly compensated ADT executive officers based on their fiscal year 2012 compensation with Tyco. Our named executive officers for 2012 are listed below.

ADT Named Executive Officers	Pre-Separation Role at Tyco
Naren Gursahaney Chief Executive Officer	President of Tyco Security Solutions
Kathryn Mikells Chief Financial Officer	Chief Financial Officer of ADT North America Residential
Donald Boerema Chief Corporate Development Officer	Chief Marketing Officer of ADT North America Residential
Mark Edoff Senior Vice President of Business Operations Optimization	Chief Financial Officer of Tyco Security Solutions
Anita Graham Chief Human Resources and Administrative Officer	Vice President of Human Resources of Tyco Security Solutions

On September 28, 2012, the Company became an independent, publicly-traded company as a result of Tyco’s distribution, on a pro rata basis, of all of the shares of ADT to Tyco stockholders (the “Separation” or the “Spin-off”). The strategic rationale for the Separation was to provide ADT with direct and differentiated access to capital markets and to allow the Company greater strategic focus of financial resources on activities that provide the most value to stockholders.

Prior to the Separation, the Company operated within the Tyco Security Solutions business unit, our named executive officers were employed by Tyco, and their compensation was determined by the Tyco Compensation and Human Resources Committee or its designees (the “Tyco Compensation Committee”) under Tyco programs. While we are required to disclose the compensation of our named executive officers and decisions made with respect to their compensation during fiscal year 2012, this disclosure reflects compensation under Tyco programs pursuant to the Tyco compensation philosophy and does not necessarily reflect the compensation our named executive officers receive following the Separation. However, many of our compensation programs are based on the Tyco compensation programs, and the historical information concerning compensation of our named executive officers gives context to our new pay practices at ADT.

Where compensation decisions have been made with respect to fiscal year 2013, we have included a description of those decisions and compensation programs in order to provide a clearer picture as to the implementation of ADT’s compensation philosophy following the Separation. As described in further detail below, we have redesigned our fiscal year 2013 compensation program to support our strategic priorities as an independent Company that include strengthening our core business and extending our market leadership by leveraging our industry leading brand name, superior scale, and expansive dealer network. Additionally, our new compensation program is tailored to reinforce our future growth initiatives aimed at driving both short- and long-term profitability, including our investments in technology, people, and products that will drive both the acquisition of new customers and the retention of existing customers, as well as the penetration of existing customer relationships with new services, such as interactive monitoring and home automation capabilities. As a newly independent public company, we are not able to compare our total shareholder returns to the total shareholder returns of other companies in our industry or the S&P 500. However, we have designed our executive compensation programs to reward our executive management team for strong Company performance and an increase in value for our stockholders. In addition, we will be tracking total shareholder return compared to our peer group and will consider making it part of the executive compensation program.

In connection with the Separation, the Board of Directors of the Company formed its own Compensation Committee. In this Compensation Discussion and Analysis, we refer to ADT’s Compensation Committee as “our Compensation Committee.” Our Compensation Committee determines the Company’s executive compensation for fiscal year 2013 and beyond.

Compensation Overview and Philosophy

Post-Separation Programs. As a newly independent public company, ADT has designed and will continue to refine and further develop its executive compensation objectives, policies, practices and programs to support its strategic mission and business objectives.

The objectives of the compensation plans of the Company are to support its overall strategy and objectives, including the alignment of management’s interests with stockholders; linking total compensation to defined performance goals; balancing the need to motivate appropriate risk taking without encouraging or rewarding excessive risk; attracting and retaining key executives; and providing competitive total compensation opportunities.

The compensation philosophy of the Company for purposes of the development and design of ADT’s executive compensation programs includes, among others, the following concepts:

•	Rewarding executives for achieving strong operating performance and delivering on the Company’s strategic initiatives.

•	Targeting base salary and performance-based pay, on average, at the 50th percentile of the Company’s competitive market, including select peer companies and the broader competitive talent market.

•	Applying limited discretion, as appropriate, in setting individual compensation packages which reflect the value and expected contributions of each executive.

Tyco Programs. The compensation philosophy of Tyco’s Compensation Committee guided its compensation decisions with respect to ADT’s named executive officers during the period prior to the Separation, including all of fiscal year 2012, and also during the period directly following the Separation. In designing ADT’s executive compensation programs, the Tyco Compensation Committee was guided by its philosophy that executive compensation programs should:

•	Reinforce Tyco’s business objectives and the creation of long-term shareholder value.

•	Provide for performance-based reward opportunities that support growth and innovation without encouraging or rewarding excessive risk.

•	Align the interests of executives with those of shareholders by weighting a significant portion of compensation on sustained shareholder returns through long-term performance programs.

•

Attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives and cash- and equity-based pay.

•	Recognize and support outstanding individual performance and behaviors that demonstrate Tyco’s core values—Integrity, Excellence, Teamwork and Accountability.

Role of the Compensation Committee

Post-Separation Programs. Following the Separation, our Compensation Committee adopted a charter that is similar to the charter of the Tyco Compensation Committee. ADT’s Compensation Committee, which consists exclusively of independent directors also considered “outside directors” as defined in Section 162(m) of the Internal Revenue Code (the “Code”), is responsible for, among other things: (1) reviewing and approving compensation, benefits and human resources policies and objectives; (2) determining whether our officers, directors and employees are compensated in accordance with those policies and objectives; and (3) fulfilling the board’s responsibilities relating to compensation of our executives. Our Compensation Committee reviews and recommends compensation for our Chief Executive Officer to our Board of Directors. Our Compensation Committee has direct approval authority, without the ratification of our Board of Directors, over the compensation of our other “senior officers” (i.e., those “Section 16” officers who are required to report trading in ADT securities under SEC rules) and “senior executives” (those executives who are not senior officers, but who have a base salary of $350,000 or greater), including each of our named executive officers.

In anticipation of the Separation, the Tyco Compensation Committee played an active oversight role in the design of our executive compensation programs, approving and recommending to our Compensation Committee and our Board of Directors certain actions with respect to our post-Separation executive officers. These recommendations, which were ratified by our Board of Directors on September 28, 2012, included the levels of compensation of our named executive officers following the Separation, including base salary, target annual incentive award and target long-term incentive award values, as well as the target value of one-time equity awards granted in fiscal year 2013 (the “Founders’ Grants”, discussed in “—Elements of Compensation—Long-Term Incentive Awards—Post-Separation Programs” below).

Tyco Programs. The Tyco Compensation Committee consisted exclusively of independent directors, who were also “outside directors” as defined in Section 162(m) of the Code. During fiscal year 2012, the Tyco Compensation Committee had direct approval authority over the compensation of Mr. Gursahaney. The approval authority for compensation decisions relating to Messrs. Boerema and Edoff and Mses. Mikells and Graham was delegated to Tyco’s Chief Executive Officer and its Senior Vice President, Human Resources. Ms. Mikells’ compensation was, however, approved by the Tyco Compensation Committee upon her hiring in April, 2012.

Role of Independent Compensation Consultant and Company Management

Post-Separation Programs. In carrying out its role in establishing executive compensation plans, our Compensation Committee receives advice from an independent compensation consultant, and considers pay strategies and recommendations prepared by the Company’s management. Under its charter, our Compensation Committee has the sole authority to retain, compensate and terminate the independent compensation consultant and any other advisors necessary to assist it in its evaluation of non-employee director, chief executive officer or other senior executive compensation. Our Compensation Committee selected Farient Advisors LLC (“Farient”) to be its independent compensation consultant following the Separation. Among the responsibilities of Farient following the Separation are the following:

•	providing an ongoing review and critique of our executive compensation philosophy, the strategies associated with it, and the composition of the peer group of companies;

•

preparing periodic competitive compensation analyses and conveying advice regarding ADT’s compensation program design, pay mix, pay levels, corporate performance and goal-setting, and pay for performance alignment;

•	presenting updates on market trends;

•	attending regular and special meetings of our Compensation Committee;

•	regularly conducting private meetings with our Compensation Committee and/or Board without the presence of management representatives; and

•	conducting an ongoing review and critique of our director compensation programs.

Our independent compensation consultant develops pay strategies and recommendations relating to our Chief Executive Officer, which such consultant provides to our Compensation Committee. Our Compensation Committee and the independent compensation consultant together review and discuss all matters involving the Chief Executive Officer’s compensation. Our Compensation Committee reviews and approves the performance goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates his performance in light of those goals and objectives and, based upon this evaluation, recommends his compensation for approval by the independent members of the Board of Directors.

With respect to our other named executive officers and senior officers, the Chief Executive Officer and the Chief Human Resources and Administrative Officer develop the pay strategies and recommendations, which our Compensation Committee then reviews and approves.

Tyco Programs. With respect to the pre-Separation compensation of our named executive officers, the Tyco Compensation Committee received advice from an independent compensation consultant and considered pay strategies and recommendations prepared by Tyco’s management. From fiscal year 2007 until fiscal year 2012, the Tyco Compensation Committee retained Exequity LLP (“Exequity”) as its independent compensation consultant to provide services exclusively to the Tyco Compensation Committee.

In general, the independent compensation consultant developed pay strategies and recommendations relating to the Chief Executive Officer of Tyco, which the consultant provided to the Tyco Compensation Committee, and also reviewed and critiqued Tyco’s director and executive compensation programs, strategies and philosophy. During fiscal year 2012, Exequity also assisted the Tyco Compensation Committee in developing its recommendations to our Board of Directors regarding post-Separation executive compensation.

With respect to our named executive officers, the Chief Executive Officer of Tyco and Tyco’s Senior Vice President, Human Resources and Internal Communications developed the pay strategies and recommendations, which the Tyco Compensation Committee then reviewed. However, the authority to approve those strategies and recommendations resided with different parties according to the employee’s level within Tyco. For Mr. Gursahaney, decisions were required to be approved by the independent members of the Tyco Board of Directors, subject to the Tyco Compensation Committee’s authority regarding performance measures. For Messrs. Boerema and Edoff and Mses. Mikells and Graham, Tyco’s Board of Directors granted Tyco’s Chief Executive Officer and his designees the authority to approve pay actions. However, the Tyco Compensation Committee was responsible for approving actions related to other aspects of the compensation of these employees, such as the size of bonus pools, annual incentive plan performance goals, equity award design, equity value ranges and share pools and compensation packages for highly compensated employees who were not senior officers.

Process Overview: How the Compensation Committee Designs and Establishes Executive Compensation

Post-Separation Programs. Following the Separation, our Compensation Committee authorized Farient, with the assistance of management, to develop a peer group that would fit with the Company’s business model and size characteristics. In doing so, Farient screened public companies based on whether they have a similar range of revenues and are generally focused on generating subscription-based recurring revenue, primarily in the business-to-consumer (B2C) arena. This process resulted in a peer group, which our Compensation Committee approved, consisting of the following companies:

• The Brink’s Co.	• Liberty Media Corp.	• Telephone & Data Systems, Inc.
• Cablevision Systems Corp.	• MetroPCS Communications, Inc.	• Tyco International Ltd.
• CenturyLink, Inc.	• Netflix, Inc.	• Windstream Corp.
• Charter Communications, Inc.	• Rollins, Inc.	• DIRECTV *
• Equinix, Inc.	• SIRIUS XM Radio Inc.	• Ascent Capital Group, Inc. *
• Frontier Communications Corp.	• Stanley Black & Decker, Inc.

*	These companies are included only as “reference peers”, as their business model is similar to ADT’s, but their size is considerably different than ADT. Reference peers are utilized only for purposes of analyzing pay practices and relative performance and are not used to benchmark the pay levels for our named executive officers.

Going forward, our Compensation Committee will consider the compensation data from the peer group that relates to similarly positioned executives within the peer group when it sets the compensation levels of our named executive officers, as well as other factors including the relative complexity and importance of the executive’s role within the organization, the executive’s experience, record of performance and potential, general industry compensation data and internal pay equity considerations. Our Compensation Committee will also review tally sheets for each of our named executive officers to better understand the effect that changing any discrete pay element would have on the total compensation provided and reveal how well each pay element aligns with our compensation philosophy and objectives.

As previously noted, the Tyco Compensation Committee was actively involved in the design of our post-Separation compensation programs. In making its recommendation to our Compensation Committee and our Board of Directors regarding post-Separation pay for our named executive officers, including the compensation approved for Ms. Mikells upon her hiring in April 2012, the Tyco Compensation Committee considered general industry data (excluding financial service companies) adjusted for the approximate size of the post-Separation ADT, and other benchmark data obtained from broad surveys prepared by third party providers. As demonstrated by the constitution of the Company’s post-Separation senior leadership team, the Company’s talent strategy called for both the development of internal leadership and the recruitment of highly experienced leaders from outside the Company. In developing post-Separation executive compensation levels, Tyco’s Compensation Committee broadly targeted total direct compensation at the 50th percentile of the benchmark data. Although these benchmarks represented useful guidelines, the Tyco Compensation Committee exercised discretion in making recommendations of individual executive compensation packages so that they appropriately reflected the value and expected contributions of each executive to the Company, as well as the executive’s leadership, commitment to our values, and potential for advancement.

Tyco Programs. In past years, the Tyco Compensation Committee considered the compensation levels and compensation program design of a peer group when designing and establishing executive compensation plans and targets and setting compensation levels for its executives and officers, including Mr. Gursahaney. However, due to the anticipated Separation at the end of fiscal year 2012, Tyco management determined that fiscal year 2012 compensation for our named executive officers (other than Ms. Mikells) should be equal to the compensation levels for fiscal year 2011, and any adjustments to compensation resulting from anticipated changes to their roles would be made concurrent with the Separation.

Elements of Compensation—Post-Separation Programs

Our executive compensation program following the Separation, as designed by Tyco’s Compensation Committee and ratified by our Compensation Committee, incorporates four primary elements of compensation, which are described below:

Base salary:	Base salary provides a fixed amount of cash compensation to our executives. We provide base salaries that are competitive in the market for talent, but base salaries are generally not the largest element of targeted compensation for our named executive officers.
Annual incentive compensation:	Annual incentives are paid in cash based on the achievement of short-term performance goals of the Company. Annual incentive compensation rewards employees for their execution of the operating plan and other strategic initiatives, as well as for financial performance that benefits the Company’s business and drives long-term shareholder value creation. It places a meaningful proportion of total cash compensation at risk, thereby aligning executive rewards with the Company’s financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of individuals and groups.
Long-term incentive compensation:	A key element in the compensation of our named executive officers is long-term equity incentive awards (“LTI compensation”), which tie a significant portion of compensation to Company performance. LTI compensation serves our philosophy, by helping to attract, retain and motivate talent, align the interests of our executives with the interests of our stockholders, link a significant portion of the executive’s total pay opportunity to share price, provide long-term accountability for executives, and offer the incentive of performance-based opportunities for capital accumulation in lieu of a pension plan for our executive management.
Executive benefit plans and other elements of compensation:	We provide limited perquisites and other benefits to our executives. We offer severance and change in control termination protection in order to allow the named executive officers to remain focused on their duties rather than contingencies that may occur during the course of their employment. We also believe that severance and change in control termination protection is needed to attract and retain the best talent available.

The table below summarizes the target compensation levels for our named executive officers by element for fiscal year 2013.

Naren Gursahaney (Chief Executive Officer):
Base Salary	$900,000
Target Bonus	900,000
Target Annual Long-Term Incentive Award	3,500,000

Total	$5,300,000

Kathryn Mikells (Chief Financial Officer):
Base Salary	$612,000
Target Bonus	489,600
Target Annual Long-Term Incentive Award	1,300,000

Total	$2,401,600

Donald Boerema (Chief Corporate Development Officer):
Base Salary	$375,000
Target Bonus	225,000
Target Annual Long-Term Incentive Award	350,000

Total	$950,000

Mark Edoff (SVP, Business Operations Optimization):
Base Salary	$365,000
Target Bonus	219,000
Target Annual Long-Term Incentive Award	350,000

Total	$934,000

Anita Graham (Chief Human Resources and Administrative Officer):
Base Salary	$420,000
Target Bonus	252,000
Target Annual Long-Term Incentive Award	500,000

Total	$1,172,000

Compensation awarded to our named executive officers is weighted towards performance-based compensation, with an emphasis on long-term equity incentives. We believe that this aligns the interests of our executives with the interests of our stockholders, and motivates our executives to achieve superior results. The chart below summarizes the distribution of total direct pay by element for fiscal year 2013.

Base Salary

During fiscal year 2012, the Tyco Compensation Committee determined that each of our named executive officers, other than Ms. Mikells, who was hired on April, 30, 2012, should receive an increase in base salary following the Separation to reflect their new roles and increased responsibilities with ADT. These salary increases were approved by our Board and are effective for fiscal year 2013 as noted in the table above.

Upon the completion of the Separation, each of our named executive officers (other than Ms. Mikells) received a one-time cash payment equal to the difference between their targeted cash compensation for fiscal year 2012 (base salary and target annual incentive award) and their new targeted cash compensation, prorated for the period from April 1 to September 28, 2012. The April 1, 2012 date was selected because it was the first day of the month following the approval of the post-Separation compensation by the Tyco Compensation Committee. This payment was made in consideration of the increased duties assumed by these individuals prior to the Separation in connection with their promotions and their new roles with ADT following the Separation.

Our Compensation Committee will review the base salaries of our named executive officers annually to determine whether they adequately reward our executives for their services and remain competitive in the market for talent.

Annual Incentive Compensation

For fiscal year 2013, each of our named executive officers will participate in our Officer Short-Term Bonus Plan, which is a subplan under our 2012 Stock and Incentive Plan and is intended to qualify as performance-based compensation under Section 162(m) of the Code. Under the Officer Short-Term Bonus Plan, our Compensation Committee selects an objective maximum formula for annual incentive bonuses, based on the achievement of certain performance goals (excluding certain pre-determined items). For fiscal year 2013, our Compensation Committee established operating income as the objective performance measure for purposes of determining the maximum annual incentive bonus for our named executive officers. Our Compensation Committee also establishes a guideline formula that will be used to apply negative discretion to the maximum formula to arrive at the actual bonus received by a participant.

For fiscal year 2013, the guideline formula for annual incentive bonuses will be based on the achievement of financial goals (80%) and individual goals (20%), with the exception of the guideline formula for Mr. Gursahaney’s award, which will be based 100% on the achievement of Company financial goals. The Company financial goals are based on recurring revenue growth (30% weighting), adjusted free cash flow (30% weighting) and net attrition (20% weighting). Adjusted free cash flow is defined as free cash flow before cash interest expense and adjusted for certain items, such as material variances from targeted gross account additions and targeted Pulse penetration to ensure the financial target appropriately encourages investment for long term growth. In addition, the achievement of financial goals for the Chief Executive Officer, senior officers and senior executives may be adjusted +/- 20% based upon achievement of certain strategic modifiers which are related to specific internal financial goals focused on driving the long-term health and growth of our business. Individual performance objectives have been included in the design of our plan in order to improve line-of-sight for participants, and are aligned to specific value drivers of our business. If the achievement of the Company’s financial goals is at the threshold level or below, satisfaction of the individual goals will be capped at the threshold level of 50%. Pursuant to the guideline formula, payouts under the Officer Short-Term Bonus Plan are capped at 200% of the target level. Our Compensation Committee may exercise negative discretion with respect to awards under the Officer Short-Term Bonus Plan but may not increase awards.

Long-Term Incentive Awards

In fiscal year 2013, our Compensation Committee granted long-term equity incentive awards to certain employees including our named executive officers. These awards were in the form of stock options, restricted stock units (“RSUs”) and performance share units (“PSUs”). Stock options and RSUs will vest in four equal installments on each of the first four anniversaries of the date of grant. The exercise price of the stock options is equal to the fair market value of our common stock on the date of grant. PSUs will vest in full on the third anniversary of the date of grant, with the number of PSUs to be delivered based on achieving performance goals with respect to recurring revenue growth (60% weighting) and adjusted free cash flow (as defined above) growth (40% weighting). In order to place more emphasis on performance-based compensation, Mr. Gursahaney did not receive an annual grant of RSUs, and was instead granted only stock options (50%) and PSUs (50%).

Also, in connection with the Separation, our Compensation Committee made additional one-time equity grants to certain of our key employees, including each of our named executive officers, to further align the interests of these key employees with the interests of our stockholders. These one-time Founders’ Grants are intended to enhance retention of our new management team, and are not considered part of our regular executive compensation program. The Founders’ Grants were in the form of stock options (50%) and RSUs (50%). These one-time stock option awards will vest in three equal installments on each of the first three anniversaries of the date of grant. The one-time RSU awards will vest in full on the third anniversary of the date of grant.

The following table summarizes the grant date value or the target value, as applicable, for each form of award for both the annual equity grants and the Founders’ Grants for each of our named executive officers:

Fiscal Year 2013 Long-Term Equity Incentive Awards

	Annual Equity Award Grants			One-Time Founders Grants		Total
Named Executive Officer	Options	RSUs	PSUs	Options	RSUs
Naren Gursahaney	$1,750,000	—	$1,750,000	$875,000	$875,000	$5,250,000
Kathryn Mikells	$520,000	$260,000	$520,000	$325,000	$325,000	$1,950,000
Donald Boerema	$140,000	$70,000	$140,000	$87,500	$87,500	$525,000
Mark Edoff	$140,000	$70,000	$140,000	$87,500	$87,500	$525,000
Anita Graham	$200,000	$100,000	$200,000	$125,000	$125,000	$750,000

Executive Benefit Plans and Other Elements of Compensation

Our named executive officers are eligible to participate in the benefit plans that are available to substantially all of our U.S. employees, including our 401(k) plan and our medical insurance, dental insurance, life insurance and long-term disability plans. None of our named executive officers participate in a defined benefit pension plan.

Our named executive officers are also eligible to participate in the Company’s Supplemental Savings and Retirement Plan (the “SSRP”), which is a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for executives earning more than $115,000 per year. The SSRP provides executives with the opportunity to:

•	contribute retirement savings in addition to amounts permitted under the Company’s tax qualified 401(k) Retirement Savings and Investment Plan (“RSIP”);

•	defer compensation on a tax-deferred basis and receive tax-deferred market-based growth; and

•	receive any Company contributions that were reduced under the RSIP due to IRS compensation limits.

Supplemental Insurance Benefits. Following the Separation, Mr. Gursahaney continued to receive the supplemental insurance benefits that he received from Tyco prior to the Spin-off under policies whose premiums had been paid by Tyco. Going forward, our Compensation Committee decided to end the supplemental insurance benefit program for Mr. Gursahaney. In connection with the discontinuance of these benefits, we made a one-time grant of RSUs to Mr. Gursahaney in November 2012, with a grant date fair value equal to two times the annual premium value of these benefits and a pro-rata vesting schedule of two years.

Executive Physical Program. The Company strongly believes in investing in the health and well-being of its executives as an important component in providing continued effective leadership for the Company. As such, we have adopted an annual executive physical program. All of our named executive officers are eligible for this benefit.

Change in Control and Severance Benefits

The ADT Corporation Severance Plan for U.S. Officers and Executives (the “Severance Plan”) generally governs the benefits that would become payable to our named executive officers upon their termination of service to the Company, while The ADT Corporation Change in Control Severance Plan (the “CIC Severance Plan”) generally governs the benefits that would become payable to our named executive officers upon their termination of service due to a Change in Control. As described below, a “double trigger” is required under the CIC Severance Plan before most benefits become available to the executives covered by that plan.

The table below summarizes the key terms and provisions of the severance plans that are currently in effect.

Severance Arrangements for Named Executive Officers

Description	Change-in-Control	Other Terminations (not Change-in- Control)
Governing document:	CIC Severance Plan. For equity awards, individual award agreements.	Severance Plan. For equity awards, both the Severance Plan and individual award agreements.

Termination events triggering severance cash benefits and benefits continuation:

•   Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending 24 months following a change in control.

•   Good Reason Resignation within the same time period.

No cash benefit is payable under the CIC Severance Plan in the event of death or disability.

Involuntary termination other than for Cause, permanent disability or death. No cash benefit is payable under the Severance Plan in the event of death or disability.

Severance cash benefit:	Two times base salary and two times target annual bonus.	Two times base salary and two times target annual bonus for Mr. Gursahaney; 1.5 times base salary and 1.5 times target annual bonus for our other named executive officers.

Executive must sign release to receive severance benefits:	Yes.	Yes.

Health and welfare benefits continuation:	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for a 12-month period.	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for an additional period up to 12 months.

Description	Change-in-Control	Other Terminations (not Change-in- Control)
Prorated bonus in year of termination:	Yes, payable at target.	At the Company’s discretion and subject to applicable performance conditions and other incentive plan terms.

Equity treatment(1):

Substantially all of the individual equity awards for our named executive officers provide that, upon a change in control (and, with respect to awards granted in fiscal year 2009 and thereafter, upon a termination event):

•   All options and RSUs vest in full.

•   All performance-based units vest at target.

•   Options remain exercisable until the earlier of (i) the expiration of the remainder of their term and (ii) up to three years following the executive’s termination date.

Upon an involuntary termination without Cause: Awards granted prior to Oct. 12, 2011:

•   All unvested RSUs and stock options are forfeited unless the executive is retirement eligible, in which case all or a portion of the shares vest. For stock options, the executive receives one additional year of vesting.

•   Performance share units are forfeited unless the executive is retirement eligible, in which case all or a portion of the shares vest and remain subject to performance criteria.

Awards granted on and after Oct. 12, 2011:

•   All unvested RSUs and stock options are forfeited unless the executive is retirement eligible, in which case awards vest pro rata based on the number of full months of service completed from the grant date through the termination date.

•   Executive receives one additional year of option vesting.

•   Performance share units are forfeited unless the executive is retirement eligible, in which case all or a portion of the shares which vest remain subject to performance criteria.

For all awards, the executive has 12 months (or in the case of retirement eligible employees, 36 months) to exercise vested stock options, subject to original term.

Description	Change-in-Control	Other Terminations (not Change-in- Control)
Outplacement assistance:	Up to 12 months.	At the Company’s discretion for up to 12 months.

Excise tax gross-up payment:	No.	N/A

IRC Section 280G Cap on Benefits:	Yes, if the cap results in greater after tax payments to executive, otherwise benefits are not capped.	N/A

Restrictive covenants:	Subject to confidentiality and non-disparagement covenants.

•   Prohibited from soliciting customers and employees of the Company for two years from the date of termination.

•   Prohibited from competing with the Company for one year from the date of termination.

•   Subject to confidentiality and non-disparagement covenants.

(1)	Upon death or disability, equity awards generally vest in full, subject to performance conditions for PSUs.

The Severance Plan generally defines “Cause” as an executive’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company; (ii) violation of any fiduciary duty owed to the Company; (iii) conviction of a felony or misdemeanor; (iv) dishonesty; (v) theft; (vi) violation of Company rules or policy; or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The administrator of the Severance Plan, in its sole and absolute discretion, determines whether Cause exists.

The CIC Severance Plan provides the benefits outlined above only if, during the 60-day period prior to and the two-year period following a Change in Control, a Change in Control Termination occurs. The CIC Severance Plan generally defines “Cause” as (i) a material violation of any fiduciary duty owed to the Company; (ii) conviction of or entry of a plea of nolo contendere with respect to, a felony or misdemeanor; (iii) dishonesty; (iv) theft; or (v) other egregious conduct, that is likely to have a materially detrimental impact on the Company and its employees. Whether an executive’s termination is due to “Cause” under the CIC Severance Plan is determined by the administrator of the CIC Severance Plan.

The CIC Severance Plan generally defines “Good Reason Resignation” as any retirement or termination of employment by an executive that is not initiated by the Company and that is caused by any one or more of the following events, provided the event occurs in the period beginning 60 days before the change in control date and ending two years after that date:

•

Without the executive’s written consent, the Company assigns the executive any duties inconsistent in any material respect with his or her authority, duties or responsibilities or any other action by the Company which results in a significant diminution in such authority, duties or responsibilities;

•

Without the executive’s written consent, the Company makes a material change in the geographic location at which the executive performs services to a location that is more than 50 miles from his or her existing principal place of employment;

•	Without the executive’s written consent, the Company materially reduces the executive’s base compensation and benefits, taken as a whole; or

•	The Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations to the executive under the CIC Severance Plan.

If an executive remains employed for more than 150 days following the occurrence of any event set forth above, any subsequent retirement or termination of employment by the executive that is not initiated by the Company will not constitute a “Good Reason Resignation.” Whether an executive’s termination is as a result of a “Good Reason Resignation” is determined by the administrator of the CIC Severance Plan.

Elements of Compensation—Tyco Programs

Tyco’s executive compensation program incorporated four primary elements consisting of base salary, annual incentive compensation, long-term incentive compensation and executive benefit plans and other elements of compensation.

Base Salary

The Tyco Compensation Committee determined that none of our named executive officers should receive a salary increase for fiscal year 2012. Instead, the Tyco Compensation Committee determined that any salary increase should go into effect at the time of the Separation to account for the increased level of responsibility of our named executive officers in their new roles with ADT.

Annual Incentive Compensation

For fiscal year 2012, annual incentive compensation for Mr. Gursahaney was paid by Tyco in the form of an annual performance bonus under Tyco’s 2004 Stock and Incentive Plan (the “2004 SIP”). For fiscal year 2012, annual incentive compensation for Messrs. Boerema and Edoff and Mses. Mikells and Graham was paid in the form of an annual performance bonus under Tyco’s Annual Incentive Plan (AIP).

In the first quarter of fiscal 2012, the Tyco Compensation Committee established performance measures and targets for Tyco (and for each group, division and business segment), and set a minimum performance threshold of $450 million in adjusted net income (adjusted for (i) business acquisitions and disposals, (ii) debt refinancing, (iii) legacy legal and tax matters, (iv) goodwill and intangible asset impairments for businesses acquired prior to 2002, (v) changes in accounting, (vi) asset impairments triggered by the Separation and (vii) Separation related costs) that had to be met in order for Tyco’s named executive officers to receive any bonuses for the year. The net impact of these adjustments did not determine whether the minimum threshold was met. These metrics were also approved by the independent members of the Tyco Board of Directors. The Tyco Compensation Committee also approved individual maximum bonus amounts for Mr. Gursahaney of 0.25% of adjusted net income, subject to a cap of $2.5 million. After setting these minimum performance thresholds and maximum payouts, the Tyco Compensation Committee further refined target and maximum payout values as a percentage of base salary. The target incentive opportunity for our named executive officers ranged from 50% to 100% of base salary for fiscal year 2012. Potential payouts ranged from 0% to 200% of the target incentive opportunity.

The performance measures approved for the corporate and group levels of the organization (including Tyco Security Solutions, of which ADT was a part) were also established in the first quarter of fiscal 2012 and were used by the Tyco Compensation Committee and the Tyco Board of Directors in the determination of final bonuses for Tyco’s named executive officers. For our named executive officers, who were impacted by Tyco’s management and segment realignment in the second fiscal quarter of fiscal year 2012, the Tyco Compensation Committee primarily considered the operating results of ADT. These results were subject to a plus or minus 25%

modification based upon a qualitative assessment of first quarter results and each individual’s contribution to the Separation. The operating results are described in the table below.

Fiscal Year 2012 Annual Incentive Compensation Design Summary

Performance Measure	Weights		Performance Target	Actual Performance
Messrs. Gursahaney and Boerema, Ms. Mikells and Ms. Graham
• Operating Income of ADT NA Residential & Small Business before special items (“Adjusted Operating Income”)	25%		$826 million	$794 million
• Free Cash Flow (“Adjusted FCF”) of ADT NA Residential/& Small Business and ADT Commercial (now known as Tyco Integrated Security)	20%		$1.06 billion	$909 million
• Net Revenue of ADT NA Residential & Small Business (in constant currency)	25%		$3.22 billion	$3.25 billion
• Net Attrition of ADT NA Residential & Small Business	10%		12.70%	13.83%
• Corporate:	20%
Adjusted Operating Income from continuing operations before special items		7%	$2.33 billion	$2.29 billion
Adjusted FCF before special items		7%	$1.49 billion	$1.46 billion
Total Net Revenue (in constant currency)		6%	$17.68 billion	$17.44 billion
Mr. Edoff
• ADT:	50%
Adjusted Operating Income of ADT NA Residential & Small Business before special items		15.62%	See above	See above
Adjusted FCF of ADT NA Residential & Small Business and ADT Commercial (now known as Tyco Integrated Security)		12.50%	See above	See above
Net Revenue of ADT NA Residential & Small Business (in constant currency)		15.63%	See above	See above
Net Attrition of ADT NA Residential & Small Business		6.25%	See above	See above
• Corporate:	50%
Adjusted Operating Income from continuing operations before special items		17.50%	See above	See above
Adjusted FCF before special items		17.50%	See above	See above
Total Net Revenue (in constant currency)		15.00%	See above	See above

Description of Performance Measures: For compensation purposes, Adjusted Operating Income and Adjusted FCF were adjusted to exclude the effects of events that the Tyco Compensation Committee deems did not reflect the performance of the named executive officers. The categories of special items were identified at the time the performance measure was approved at the beginning of the fiscal year, although the Tyco Compensation Committee may in its discretion make adjustments during the fiscal year. Special items include gains, losses or cash outlays that may mask the underlying operating results and/or business trends of Tyco or business segment, as applicable. For fiscal 2012, the approved categories of adjustments included adjustments related to (i) business acquisitions and divestitures; (ii) debt refinancing; (iii) legacy legal and tax matters; (iv) goodwill and intangible asset impairments for business acquired prior to 2002; (v) tax law changes in Europe; (vi) certain unbudgeted capital expenditures and pension contributions; (vii) unbudgeted restructuring charges; (viii) charges related to the Separation, and (ix) realignments of segment and corporate costs. Adjusted FCF was calculated by first adjusting cash flow from operations by removing the effects of the sale of accounts receivable programs, cash paid for purchase accounting and holdback liabilities, and voluntary pension contributions and then deducting net capital expenditures (including accounts purchased from the ADT dealer network), and then adding back the special items that increased or decreased cash flows. The customer attrition rate was a 52-week trailing ratio, the numerator of which was the annualized recurring revenue lost during the period due to attrition, net of dealer charge-backs and re-sales, and the denominator of which was total annualized recurring revenue during the period based on an average of recurring revenue under contract at the beginning of each month during the period. Dealer charge-backs represent customer cancellations charged by us to dealers because the customer cancelled service during the initial period of the contract, generally 12 to 15 months. Revenue is calculated in constant currency, which negates the impact of fluctuations in foreign currency over the course of the year, with adjustments made to targets to reflect the acquisition or divestitures of businesses over the course of the fiscal year (all shown in the table are the targets as adjusted for such items).

The table below shows the maximum and target annual incentive compensation opportunities for fiscal 2012, and the actual payments earned by each of our named executive officers. These amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table.

Fiscal Year 2012 Performance Bonus Summary

Named executive officer	Maximum	Target	Actual
Naren Gursahaney	$1,220,000	$610,000	$451,300
Kathryn Mikells (1)	$979,200	$489,600	$166,865
Donald Boerema	$320,356	$160,178	$129,744
Mark Edoff	$408,000	$204,000	$170,952
Anita Graham	$468,000	$234,000	$189,540

(1)	Maximum and target amounts for Ms. Mikells represent annual amounts. Actual amount was pro-rated for the 154 days of fiscal 2012 Ms. Mikells was employed by ADT.

The Tyco Compensation Committee and the independent members of the Tyco Board of Directors approved award payouts for each of our named executive officers in November 2012 based on the achievement of the minimum adjusted net income performance threshold of $450 million, and the achievement of the quantitative performance measures shown in the “Fiscal 2012 Annual Incentive Compensation Design Summary” table above. These results included a downward adjustment for inappropriate revenue recognition practices related to certain security contracts in China, which resulted in adjustments to prior period financial statements dating back to fiscal 2008. For purposes of the annual incentive plan, the Tyco Compensation Committee treated all charges related to this matter as though they were incurred in fiscal 2012, effectively eliminating any benefit that the named executive officers had received in prior years.

Long-Term Incentive Awards

For the fiscal 2012 annual equity grant, the Tyco Compensation Committee granted a mix of PSUs, stock options and RSUs to our named executive officers. Mr. Gursahaney was granted equity awards under the Tyco 2004 SIP consisting of stock options (40%), PSUs (40%) and RSUs (20%). Messrs. Boerema and Edoff and Ms. Graham were granted awards consisting of stock options (33%), PSUs (34%) and RSUs (33%). As Ms. Mikells was hired after the first quarter of fiscal year 2012, she was not eligible to receive PSUs. She was granted stock options (50%) and RSUs (50%).

Stock options granted by Tyco generally vested in equal installments over a period of four years, beginning on the first anniversary of the grant date, and the exercise price equaled the fair market value of Tyco common stock on the date of grant. Each option holder had 10 years to exercise his or her stock options from the date of grant, unless forfeited earlier. RSUs granted by Tyco generally vested over a period of four years in equal installments. RSUs accrued dividend-equivalent units during the vesting period, which vested and were delivered upon settlement, and did not carry voting rights until they were settled in shares. Vesting provisions related to various termination scenarios are described below under the “Grants of Plan Based Awards” table. No equity awards held by our named executive officers vested as a result of the Separation.

Due to the pending Separation, the performance period for the fiscal 2012 PSU awards was originally the one year period ending on the expected closing date of the Separation. The performance metrics for the 2012 PSUs consisted of a return on invested capital (“ROIC”) measure (50% weighting) and a relative total shareholder return (“TSR”) measure (50% weighting). The ROIC metric was designed to reward executives for efficiently allocating capital and generating profitable growth. Minimum, target and maximum thresholds for each performance metric are described below:

	Min	% of Target Earned	Target	% of Target Earned	Max	% of Target Earned
Relative TSR (50% weight)	35th pct.	40%	50th pct.	100%	75th pct.	200%
Improvement in ROIC (50% weight)	10 bp	50%	50 bp	100%	90 bp	200%

In order to facilitate the Separation timeline, the Tyco Compensation Committee approved the conversion of all outstanding PSUs into time-based RSUs based on performance achieved through the end of Tyco’s third fiscal quarter (June 29, 2012). Following the announcement of the Pentair / Flow Control Merger transaction, and to facilitate diluted share calculations required for the transaction, the Tyco Compensation Committee and the Tyco Board of Directors approved the truncation of the performance periods for all outstanding PSUs so that each period ended on June 29, 2012 (the last day of Tyco’s fiscal third quarter). This modification was necessary to complete the Separation, as the performance metrics applicable to the PSUs would no longer be meaningful following the Separation, and precise diluted share calculations were required to complete the Tyco Flow Control / Pentair Inc. merger transaction. Performance metrics were also adjusted to take into account the shortened performance periods, although the vesting schedules for the PSUs were not changed. Thus, while the number of shares to be delivered in respect of PSUs was determined based on results through June 29, 2012, participants (other than employees who were terminated in connection with the Separation) are generally required to hold the PSUs through the original vesting date before the full amount of shares become deliverable.

The chart below illustrates the impact of these modifications:

Performance Share Results

Consistent with the shareholder value delivered to stockholders, through June 29, 2012, Tyco had substantially outperformed targeted results and, as a result, the number of shares to be delivered upon vesting of the PSUs is above target, as illustrated by the tables below.

Original Performance Period	Performance Metric	Original Targets	Minimum	Adjusted Targets	Maximum	Actual
9/26/2009—9/28/2012	Relative TSR Percentile	50th	35th	50th	75th	76th
9/25/2010—9/27/2013	Relative TSR Percentile	50th	35th	50th	75th	86th
	3 Year Cumulative EPS*	$9.77	$4.26	$5.32	$6.38	$5.95
10/1/2011— 9/28/2012	Relative TSR Percentile	50th	35th	50th	75th	88th
	Average ROIC	+0.500%	+0.075%	+0.375%	+0.675%	+0.69%

*

Reflects performance and payout relative to target for each of the PSU awards that were converted to time-based RSUs on June 29, 2012. TSR performance based on percentile rank versus the S&P 500 Industrials. EPS and ROIC performance based on achievement against pre-established targets.

Treatment of Outstanding Equity Awards Upon Separation. Under the terms of the Tyco 2004 SIP, the Tyco Compensation Committee had the authority to make equitable adjustments to outstanding Tyco equity awards in the event of certain transactions, including the distribution of our common stock in connection with the Separation on September 28, 2012. Accordingly, in October 2011 the Tyco Compensation Committee authorized that various adjustments be made to outstanding Tyco equity awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Tyco equity awards following the Separation. Prior to the Separation, all employee incentive equity awards were granted by Tyco. On September 28, 2012, substantially all of Tyco’s outstanding awards were converted into like-kind awards of ADT, Tyco and Pentair.

The following table describes the conversion methodology for each of our named executive officers:

Tyco Equity Award	Post-Separation Equity Award
Stock Options	Converted to ADT stock options
RSUs granted prior to Oct. 2011	Converted to RSUs in ADT, Tyco and Pentair
RSUs granted in Oct. 2011 and later	Converted to ADT RSUs
PSUs	Converted to ADT RSUs

Although the conversions described above preserved the intrinsic value of each type of award, in some cases they constituted a modification under the authoritative guidance for accounting for stock compensation, which requires a comparison of fair values of awards immediately before the Separation and the fair values immediately after the Separation. In certain instances, the fair value immediately after the Separation was higher. As a result, incremental compensation costs for certain of these awards were recognized and are included in the Summary Compensation Table and Grants of Plan Based Awards Table below. In general, neither the vesting terms for converted options and RSUs, nor the period of exercisability for converted options changed as a result of these conversions.

Executive Benefit Plans and Other Elements of Compensation

While employed by Tyco, our named executive officers participated in the benefit plans that were available to substantially all of Tyco’s U.S. employees. Our named executive officers were also eligible to participate in Tyco’s SSRP, which is identical to our SSRP. In recent years, the Tyco Compensation Committee reviewed the other elements of compensation that were historically part of its executives’ total compensation and took steps to phase-out programs that it believes are not in line with best practices. Tyco provided limited perquisites and other benefits to certain of its executives, including certain of our named executive officers, consisting of the following:

Supplemental insurance benefits (executive life, disability and long-term care). Prior to the Separation, Tyco provided life insurance, long-term disability insurance and long-term care insurance to certain executives. Mr. Gursahaney was the only one of our named executive officers eligible for these benefits. Tyco’s executive life insurance program typically provided a death benefit equal to approximately two times the executive’s base salary at the time the policy was initiated, and allowed the executive to elect to pay additional premiums into the plan. Tyco’s executive disability insurance program ensured salary continuation above the $15,000 monthly benefit limit provided by its broad based disability plan. The executive long-term care insurance program covered certain executives in the event of chronic illness or disability. Under the program, Tyco paid the long-term care premium for 10 years, after which the insurance was fully paid. If the executive left prior to the end of the 10-year payment period, he or she had the option to continue making the premium payments to maintain the coverage. Tyco did not pay tax gross-ups for its senior executives on life insurance and long-term disability insurance programs.

Cash perquisite allowance plan. In fiscal year 2012, the Tyco Compensation Committee decided to end the cash perquisite allowance program for all officers of Tyco that received the benefit, including Messrs. Gursahaney, Boerema and Edoff. This program, which was instituted in 2003 to eliminate costly and administratively burdensome perquisites such as company cars, club dues and tax preparation services, provided for a cash payment equal to 10% of the officers’ base salary (up to a maximum of $70,000) that the officer could use without limitation. The Tyco Compensation Committee discontinued this plan as of January 2012. In connection with the discontinuance of this plan, Tyco made a one-time grant of RSUs to each of the officers who were receiving the benefit at the time of its termination. The fair value of the grant was equal to two times the annual value of the cash allowance for such officer, and the RSUs have a pro-rata vesting schedule of two years. The RSUs received by Messrs. Gursahaney, Boerema and Edoff with respect to the discontinuance of the cash perquisite allowance program were treated in the same manner as the RSUs described in “—Treatment of Outstanding Equity Awards Upon Separation” above.

Change in Control and Severance Benefits

The severance plans adopted and implemented by our Compensation Committee are substantially the same as those in place at Tyco prior to the Separation. Each of our named executive officers in fiscal year 2012 was eligible to participate in the Tyco Severance Plan for U.S. Officers and Executives (the “Tyco Severance Plan”). In fiscal year 2012, Mr. Gursahaney was the only one of our named executive officers eligible to participate in the Tyco Change in Control Severance Plan (the “Tyco CIC Severance Plan”). Ms. Mikells, however, would have been eligible to receive certain benefits in accordance with the terms of the Tyco CIC Severance Plan had there been a Change in Control, as defined under the plan, prior to Separation. These plans are the same as the Company’s plans described in “—Elements of Compensation—Post Separation Programs—Change in Control and Severance Benefits” above in all material respects, except that the cash benefit payable upon qualifying terminations was as noted below:

Tyco Severance Plan:

Two times base salary and two times annual bonus target for Mr. Gursahaney.

1.5 times base salary and 1.5 times annual bonus target for Ms. Mikells.

One times base salary and one times annual bonus target for Messrs. Boerema and Edoff and Ms. Graham.

Tyco CIC Severance Plan:	Two times base salary and two times annual bonus target for Mr. Gursahaney. Messrs. Boerema and Edoff and Mses. Mikells and Graham were not eligible to participate in the Tyco CIC Severance Plan.(1)

(1)

Ms. Mikells would have been eligible to receive a cash benefit of 1.5 times base salary and 1.5 times annual bonus target only if she had a qualifying termination in the event of a Change in Control prior to the Separation.

Risk Assessment of Compensation Programs

Our Compensation Committee will periodically review the risks arising from our compensation programs to determine whether any such risks are material to us. We have determined that the structure of our compensation programs for 2013 does not create any risks that are reasonably likely to have a material adverse effect on ADT. Prior to the Separation, a similar review was conducted by the Tyco Compensation Committee, who determined that the pre-Separation Tyco compensation programs did not create inappropriate or unintended material risk to Tyco as a whole.

Stock Ownership Guidelines

Following the Separation, our Compensation Committee adopted ADT stock ownership guidelines. The Compensation Committee believes that executives who own and hold a significant amount of Company stock are aligned with long-term shareholder interests. The current stock ownership requirement for our executive officers is six times base salary for Mr. Gursahaney and three times base salary for each other executive officer, including each of our named executive officers. ADT shares that count towards meeting the stock ownership requirement include RSUs, PSUs (at target), shares acquired through our benefit plans, and shares otherwise beneficially owned by the executive. We generally require the executive to reach the required multiple in a period of years equal to the multiple. In addition, our stock retention guidelines require that our executive officers retain 75% of net (after-tax) shares acquired from the exercise of stock options or the vesting of RSUs until they attain their target stock ownership goal. As of December 31, 2012, all of our named executive officers met or exceeded the applicable stock ownership multiple guideline.

Pay Recoupment Policy

Our pay recoupment policy provides that, in addition to any other remedies available to it and subject to applicable law, if our Board of Directors or any Committee of the Board determines that any annual or other incentive payment, equity award or other compensation received by an executive officer resulted from any financial result or operating metric that was impacted by the executive officer’s fraudulent or illegal conduct, the Board or a Board Committee may recover from the executive officer that compensation it considers appropriate under the circumstances. Our Board of Directors has the sole discretion to make any and all determinations under this policy. We expect to update the pay recoupment policy when the regulations mandated by the Dodd-Frank Act are implemented by the SEC.

Insider Trading Policy

The Company maintains an insider trading policy, applicable to all employees and directors. The policy provides that the Company’s personnel may not buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside the Company; or engage in transactions in puts, calls, cashless collars, options or similar rights and obligations involving the Company’s securities, other than the exercise of any Company-issued stock option. The policy also restricts trading for a limited group of Company employees (including named executive officers and directors) to defined window periods that follow our quarterly earnings releases.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a limit of $1.0 million on the amount of compensation that can be deducted by ADT with respect to each of our named executive officers (other than Ms. Mikells, our Chief Financial Officer), unless the compensation over $1.0 million qualifies as “performance-based” under federal tax law. It is our policy to structure compensation arrangements with our executive officers to qualify as performance-based so that compensation payments are deductible under U.S. federal tax law, unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Potentially non-deductible forms of compensation include payments in connection with the recruitment and retention of key employees, base salary over $1.0 million, discretionary bonus payments and grants of time-based RSUs.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Dinesh Paliwal, Chair

Timothy Donahue

Robert Dutkowsky

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the ADT Compensation Committee during fiscal year 2012 or as of the date of this Proxy Statement has been an officer or employee of the Company or any of its subsidiaries and no executive officer of the Company served on the ADT Compensation Committee or board of any company that employed any member of the ADT Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Historical Compensation Information

The information set forth in the following table reflects compensation earned during fiscal year 2012 by our named executive officers (Mr. Gursahaney; Ms. Mikells; Mr. Boerema; Mr. Edoff; and Ms. Graham). The services rendered by these executives in fiscal year 2012 were, in some instances, in capacities not equivalent to the positions in which they now serve ADT or its subsidiaries. The information below reflects their compensation information for fiscal year 2012 and 2011 (and current positions), but is not necessarily indicative of the compensation these individuals will receive as executive officers of ADT.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (3) (d)	Stock / Unit Awards ($) (4) (e)	Option Awards ($) (4) (f)	Non-Equity Incentive Plan Compensation ($) (5) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (6) (i)	Total ($) (j)
Naren Gursahaney Chief Executive Officer	2012	$610,000	$290,000	$1,747,016	$1,698,545	$451,300	$—	$152,957	$4,949,818
	2011	$597,500	$—	$1,296,760	$807,609	$787,000	$—	$200,421	$3,689,290
Kathryn Mikells (1) Chief Financial Officer	2012	$257,318	$30,000	$624,954	$733,840	$166,865	$—	$12,395	$1,825,372
Donald Boerema (2) SVP, Chief Corporate	2012	$320,356	$374,733	$277,235	$138,770	$129,744	$—	$36,526	$1,277,364
Development Officer
Mark Edoff SVP, Business Operations	2012	$340,000	$20,000	$392,168	$207,513	$170,952	$—	$39,226	$1,169,859
Optimization	2011	$340,000	$—	$213,345	$86,311	$287,028	$—	$61,963	$988,647
Anita Graham SVP, Chief Human	2012	$390,000	$24,000	$322,478	$184,696	$189,540	$—	$64,087	$1,174,801
Resources and Administrative Officer	2011	$214,783	$50,000	$224,902	$203,736	$316,953	$—	$6,305	$1,016,679

(1)	Kathryn Mikells was hired by Tyco on April 30, 2012.
(2)	Donald Boerema was not a named executive officer in fiscal year 2011 as reported in our Form 10 filed on September 10, 2012.
(3)

Bonus: The amount shown in column (d) for Messrs. Gursahaney, Boerema, Edoff and Ms. Graham includes for fiscal year 2012 one-time lump sum payments in connection with their promotions into their new roles with ADT. The amount represents the difference between their fiscal year 2012 salary and target bonus and their post-Separation salary and target bonus for the period from April 1, 2012 to September 28, 2012. The amount for Mr. Boerema in fiscal year 2012 also includes a retention bonus of $315,000 which was awarded in fiscal year 2010, and which was payable in fiscal year 2012. The amount shown for Ms. Graham in fiscal year 2011 reflects a sign-on bonus paid when she joined Tyco in March 2011. The amount shown for Ms. Mikells reflects a sign-on bonus paid when she joined Tyco in April 2012.

(4)

Stock/Unit Awards and Option Awards: The amounts in columns (e) and (f) reflect the fair value of equity awards granted in fiscal years 2012 and 2011, which consisted of stock options, RSUs and PSUs. These amounts represent the fair value of the entire amount of the award calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For stock options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common stock on the date of grant. For PSUs, fair value is based on a model that considers the closing market price of Tyco common stock on the date of grant, the range of shares subject to such stock award and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. The following amounts represent the maximum potential performance share value by individual for fiscal year 2012: Mr. Gursahaney—$1,779,005; Mr. Boerema—$188,772; Mr. Edoff—$302,431; Ms. Graham—$340,976. Information regarding the assumptions used to determine fair value appears in Note 12 (“Share Plans”) to our combined financial statements for fiscal year 2012. Ms. Mikells did not receive PSUs in fiscal year 2012.
Amounts in column (e) for fiscal year 2012 include the incremental fair value associated with the shortening of the performance period for outstanding PSUs. The shortening of the performance period was associated with ADT’s separation from Tyco. Amounts in column (f) for fiscal year 2012 include the incremental fair value associated with the conversion of outstanding Tyco stock options into stock options of ADT. On July 12, 2012, in connection with the 2012 Separation, the Tyco Board of Directors approved the conversion of all outstanding Tyco PSUs into RSUs based on performance achieved through June 29, 2012. On August 2, 2012, the Tyco Compensation Committee approved the conversion ratio based on its review and certification of performance results. On October 12, 2011 the Tyco Compensation Committee approved the methodology that would apply to convert outstanding Tyco equity awards upon completion of the Separation into post-Separation equity awards of ADT, or split into equity awards of Tyco, ADT and Pentair, in order to preserve intrinsic value. These conversions are discussed in further detail above under the heading “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards—Tyco Programs—Treatment of Outstanding Equity Awards Upon Separation.”
(5)

Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation for the applicable fiscal year. Annual incentive compensation is discussed in further detail above under the heading “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Annual Incentive Compensation.”

(6)

All Other Compensation: The amounts reported in column (i) for each named executive officer represent cash perquisites, insurance premiums paid by Tyco for the benefit of the officer (and, in some cases, the officer’s spouse), Tyco’s contributions to 401(k) plans and non-qualified plans of Tyco and its subsidiaries providing similar benefits, and other miscellaneous benefits. The components of All Other Compensation for each named executive officer are shown in the following table.

			Supplemental Executive Insurance Benefits
Named Executive	Fiscal Year	Cash Perquisite	Variable Universal Life	Supplemental Disability	Long-Term Care	Tax Gross- Ups	Retirement Plan Contributions	Miscellaneous	Total All Other Compensation
Current Officers
Naren Gursahaney	2012	$15,250	$10,019	$15,008	$19,274	—	$70,225	$23,091	$152,957
	2011	$59,750	$10,019	$15,008	$19,275	—	$86,665	$9,614	$200,421

Kathryn Mikells	2012	—	—	—	—	—	$7,395	$5,000	$12,395

Donald Boerema	2012	$8,009	—	—	—	—	$23,517	$5,000	$36,526

Mark Edoff	2012	$8,500	—	—	—	—	$28,726	$2,000	$39,226
	2011	$34,000	—	—	—	—	$27,928	$35	$61,963

Anita Graham	2012	—	—	—	—	$5,877	$35,091	$23,119	$64,087
	2011	—	—	—	—	—	$6,305	—	$6,305

(a)

Cash Perquisites reflect an annual cash perquisite payment equal to the lesser of 10% of the executive’s base salary and $70,000. Payments are made quarterly and are adjusted to reflect changes in salary. This benefit was discontinued by Tyco as of January 1, 2012.

(b)

Supplemental Executive Insurance Benefits reflect premiums paid by Tyco for insurance benefits for the executive and, in the case of long-term care, for the executive’s spouse as well. These benefits were provided to certain executives of Tyco upon the approval of the Tyco Compensation Committee. Mr. Gursahaney was the only one of our named executive officers who received these benefits in his role as an executive of Tyco. ADT has discontinued this benefit for Mr. Gursahaney as of November 30, 2012.

(c)	The amount shown in this column as tax gross-up payments for Ms. Graham for fiscal year 2012 represents tax gross-up payments made with respect to taxable relocation expenses.
(d)

Retirement plan contributions include matching contributions made by Tyco on behalf of each executive to its tax-qualified 401(k) Retirement, Savings and Investment Plan and to its non-qualified Supplemental Savings and Retirement Plan.

(e)

Miscellaneous compensation in fiscal year 2012 includes matching charitable contributions Tyco made on behalf of Messrs. Gursahaney, Boerema and Edoff, the value of relocation benefits for Mr. Gursahaney, Ms. Mikells and Ms. Graham, as well as the value of an executive physical for Ms. Graham. In fiscal year 2011, miscellaneous compensation for Mr. Gursahaney includes matching charitable contributions Tyco made on his behalf as well as de minimis payments made for the vesting of fractional shares. De minimis payments made for the vesting of fractional shares are also included in miscellaneous compensation for Mr. Edoff in fiscal year 2011.

Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of the Company’s named executive officers that were granted during fiscal year 2012 under the 2004 Tyco Stock and Incentive Plan.

					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($) (3) (m)
Name (a)	Award Type		Grant Date (b)	Board or Committee Approval Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (Mid-Point) (#) (h)	Maximum (#) (i)
Naren Gursahaney	Performance Bonus		12/7/2011	12/7/2011	$305,000	$610,000	$1,220,000
	Performance Share Unit		10/12/2011	10/12/2011				8,100	18,000	36,000				$889,502
	Restricted Stock Unit		10/12/2011	10/12/2011							9,000			$398,880
	Stock Option		10/12/2011	10/12/2011								66,800	$44.32	$877,612
	Restricted Stock Unit	(4)	12/8/2011	12/8/2011							2,649			$122,013
	Performance Share Unit	(5)	10/1/2009	8/2/2012				10,640	26,600	53,200				$149,167
	Performance Share Unit	(5)	10/12/2010	8/2/2012				4,280	10,700	21,400				$169,101
	Performance Share Unit	(5)	10/12/2011	8/2/2012				3,600	9,000	18,000				$18,353
	Stock Option	(6)	3/10/2005	10/12/2011								31,473	$56.87	$20,945
	Stock Option	(6)	11/22/2005	10/12/2011								25,178	$46.07	$25,960
	Stock Option	(6)	1/12/2006	10/12/2011								9,442	$48.67	$8,937
	Stock Option	(6)	11/21/2006	10/12/2011								88,125	$48.14	$88,620
	Stock Option	(6)	7/2/2007	10/12/2011								71,000	$53.36	$60,518
	Stock Option	(6)	8/18/2008	10/12/2011								35,000	$44.49	$39,731
	Stock Option	(6)	10/7/2008	10/12/2011								129,300	$29.00	$212,818
	Stock Option	(6)	10/1/2009	10/12/2011								95,200	$33.75	$148,003
	Stock Option	(6)	10/12/2010	10/12/2011								79,400	$37.29	$120,408
	Stock Option	(6)	10/12/2011	10/12/2011								66,800	$44.32	$94,993
Kathryn Mikells	Performance Bonus		4/30/2012	4/30/2012	$244,800	$489,600	$979,200
	Restricted Stock Unit		5/2/2012	5/2/2012							11,220			$624,954
	Stock Option		5/2/2012	5/2/2012								41,550	$55.70	$685,899
	Stock Option	(6)	5/2/2012	5/2/2012								41,550	$55.70	$47,940
Donald Boerema	Performance Bonus		12/7/2011	12/7/2011	$80,089	$160,178	$320,356
	Performance Share Unit		10/12/2011	10/12/2011				860	1,910	3,820				$94,386
	Restricted Stock Unit		10/12/2011	10/12/2011							1,860			$82,435
	Stock Option		10/12/2011	10/12/2011								6,890	$44.32	$84,120
	Restricted Stock Unit	(4)	12/8/2011	12/8/2011							1,392			$64,116
	Performance Share Unit	(5)	10/1/2009	8/2/2012				1,244	3,110	6,220				$17,440
	Performance Share Unit	(5)	10/12/2010	8/2/2012				428	1,070	2,140				$16,910
	Performance Share Unit	(5)	10/12/2011	8/2/2012				382	955	1,910				$1,947
	Stock Option	(6)	11/19/2007	10/12/2011								9,820	$39.75	$12,662
	Stock Option	(6)	10/7/2008	10/12/2011								7,230	$29.00	$11,900
	Stock Option	(6)	10/1/2009	10/12/2011								5,550	$33.75	$8,627
	Stock Option	(6)	10/12/2010	10/12/2011								7,700	$37.29	$11,665
	Stock Option	(6)	10/12/2011	10/12/2011								6,890	$44.32	$9,796
Mark Edoff	Performance Bonus		12/7/2011	12/7/2011	$102,000	$204,000	$408,000
	Performance Share Unit		10/12/2011	10/12/2011				1,377	3,060	6,120				$151,216
	Restricted Stock Unit		10/12/2011	10/12/2011							2,970			$131,630
	Stock Option		10/12/2011	10/12/2011								11,030	$44.32	$134,665
	Restricted Stock Unit	(4)	12/8/2011	12/8/2011							1,477			$68,031
	Performance Share Unit	(5)	10/1/2009	8/2/2012				1,184	2,960	5,920				$16,599
	Performance Share Unit	(5)	10/12/2010	8/2/2012				546	1,365	2,730				$21,572
	Performance Share Unit	(5)	10/12/2011	8/2/2012				612	1,530	3,060				$3,120

					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($) (3) (m)
Name (a)	Award Type		Grant Date (b)	Board or Committee Approval Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (Mid-Point) (#) (h)	Maximum (#) (i)
	Stock Option	(6)	12/11/2003	10/12/2011								9,442	$39.38	$12,429
	Stock Option	(6)	3/26/2004	10/12/2011								8,812	$44.16	$10,309
	Stock Option	(6)	3/10/2005	10/12/2011								7,364	$56.87	$4,899
	Stock Option	(6)	11/22/2005	10/12/2011								6,294	$46.07	$6,485
	Stock Option	(6)	10/7/2008	10/12/2011								2,463	$29.00	$4,046
	Stock Option	(6)	10/1/2009	10/12/2011								2,645	$33.75	$4,103
	Stock Option	(6)	10/12/2010	10/12/2011								9,830	$37.29	$14,902
	Stock Option	(6)	10/12/2011	10/12/2011								11,030	$44.32	$15,674
Anita Graham	Performance Bonus		12/7/2011	12/7/2011	$117,000	$234,000	$468,000
	Performance Share Unit		10/12/2011	10/12/2011				1,553	3,450	6,900				$170,488
	Restricted Stock Unit		10/12/2011	10/12/2011							3,350			$148,472
	Stock Option		10/12/2011	10/12/2011								12,400	$44.32	$151,392
	Performance Share Unit	(5)	10/12/2011	8/2/2012				690	1,725	3,450				$3,518
	Stock Option	(6)	5/4/2011	10/12/2011								12,833	$48.68	$15,681
	Stock Option	(6)	10/12/2011	10/12/2011								12,400	$44.32	$17,623

(1)

Amounts reported in columns (d) through (f) represent potential annual performance bonuses that the named executive officers could have earned under the Company’s annual incentive plan for fiscal year 2012. The Board approved a maximum bonus payout of 0.25% of net income before special items for Mr. Gursahaney, subject to a cap of $2.5 million. The Committee further established a maximum payout of 200% of target. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure. For Ms. Mikells, amount represents annualized threshold, target and maximum, although actual bonus was pro-rated based upon her actual hire date as discussed above in “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Annual Incentive Compensation.”

(2)

Amounts in (g) through (i) represent potential share payouts with respect to performance share awards that were made in connection with the fiscal year 2012 long-term compensation grant. In connection with the modification of these awards described in footnote 5 below, performance results were determined as of June 29, 2012 and the number of shares deliverable upon vesting has been determined. These amounts range between 179% and 200% of target amounts depending on the year of grant. See page 41 for a discussion of performance results. Share amounts reflect the awards prior to their modification in connection with the Separation.

(3)

Amounts in column (m) show the grant date fair value of the option awards, RSUs and PSUs granted to named executive officers, as well as the incremental fair value for awards that were modified during fiscal year 2012 (see footnotes 5 and 6). These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718), excluding the effect of estimated forfeitures. For grants of stock options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For grants of RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common stock on the date of grant. For grants of PSUs, fair value is based on a model that considers the closing market price of Tyco common stock on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. However, the actual number of shares that will be delivered with respect to the PSUs was determined based on performance through June 29, 2012.

(4)

During fiscal year 2012, the Tyco Compensation Committee ended the cash perquisite allowance program for all officers of the Company that received the benefit, including Messrs. Gursahaney, Boerema and Edoff, and made a one-time grant of RSUs to existing officers who were receiving the benefit at the time it was terminated. The RSUs vest in equal installments over two years and had a grant date fair value equal to two times the annual value of the cash allowance for the applicable officer.

(5)

On July 12, 2012, in connection with the Separation, the Tyco Board of Directors approved the truncation of the performance periods for all outstanding PSUs so that each period ended on June 29, 2012 (the last day of Tyco’s fiscal third quarter). This modification was necessary to complete the Separation, as the performance metrics applicable to the PSUs would no longer be meaningful following the Separation. The awards maintained their original vesting schedule. Performance through June 29, 2012 was reviewed and certified by the Tyco Compensation Committee on August 2, 2012. Refer to page 41 in the Compensation Discussion and Analysis for details on the performance results. For modified PSUs, amounts in column (m) represent the incremental fair value of these modifications calculated in accordance with ASC Topic 718.

(6)

On October 12, 2011 the Tyco Compensation Committee approved the conversion methodology for all outstanding Tyco equity awards that would apply at the completion of the Separation. The conversion methodology was designed to preserve the intrinsic value of each form of equity award. In general, equity awards were either (i) converted into equity awards solely in respect of the stock of the employee’s post-separation employer or (ii) converted into equity awards with respect to each of Tyco, Pentair and ADT. Although these conversions preserved the intrinsic value of each type of award, in some cases they constituted a modification under ASC Topic 718, which requires a comparison of fair values of awards immediately before the Separation and the fair values immediately after the Separation. In certain instances, the fair value of stock options immediately after the Separation was higher. As a result, the modification resulted in incremental compensation costs for these awards, which are reported in column (m).

Tyco made its annual grant of equity for fiscal year 2012 in October 2011. The award for each of our named executive officers (excluding Ms. Mikells, whose grant of equity was not made as part of the annual grant) consisted of a mix of stock options, PSUs and RSUs. For stock options, the exercise price equals the fair market value of Tyco common stock on the date of grant. Stock options generally vest in equal installments over a period of four years. Each option holder has 10 years to exercise his or her stock option from the date of grant, unless forfeited earlier. PSUs generally vest at the end of three-year performance cycles, with the number of shares delivered dependent on the achievement of applicable performance criteria. Anywhere between zero and 200% of the target number shares may be delivered based on performance. PSUs generally accrue dividend equivalent units, which are subject to the same performance conditions applicable to the underlying award, but do not carry voting rights. RSUs generally vest in equal installments over four years, accrue dividend equivalents subject to the same vesting restrictions as the underlying award, and do not carry voting rights.

In general forfeiture provisions for all types of equity awards are as follows:

Event	Vesting	Exercisability of Options

Voluntary termination of employment (other than retirement):	Unvested awards are forfeited as of termination of employment.	Vested options expire on the earlier of (i) original expiration date, or (ii) 90 days after termination of employment.

Involuntary termination of employment not for cause:	Unvested awards are forfeited as of termination of employment, except with respect to a change-in-control, divestiture or outsourcing event (in which case pro rata vesting generally applies). Certain executives are entitled to receive an additional year of stock option vesting.	Vested options expire on the earlier of (i) original expiration date, or (ii) 90 days after termination of employment (except with respect to a change-in-control, divestiture or outsourcing event, in which case the 90 days is extended to one to three years).

Termination of employment for cause:	Unvested awards are immediately forfeited as of termination of employment.	Vested options are immediately cancelled upon termination of employment.

Retirement (defined as termination of employment for reasons other than cause on or after age 55 if the sum of age and full years of service with the Company is at least 60):	Unvested awards that have been granted within twelve months are forfeited if retirement occurs less than twelve months after the grant date. On or after the 1st anniversary of the grant date, unvested awards accelerate and vest pro rata based on the number of months completed in the vesting period.	Vested options expire on the earlier of (i) original expiration date, or (ii) three years after termination of employment.

Disability or death:	Unvested awards become fully vested as of termination of employment.	Vested awards expire on the earlier of (i) original expiration date, or (ii) three years after termination of employment.

As discussed above under “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Long-Term Incentive Awards,” on July 12, 2012 the Committee and the Board authorized the truncation of performance periods for all outstanding PSUs in order to facilitate the completion of the Separation.

In addition, at the time of the Separation, Tyco stock options held by our named executive officers were converted into ADT stock options, the Tyco PSUs were converted into ADT RSUs, Tyco RSUs granted prior to October 11, 2011 were converted into RSUs for Tyco, Pentair and ADT, and RSUs granted on or after October 11, 2011 were converted into ADT RSUs. The conversion of equity awards in connection with the Separation is discussed in further detail above under “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Long-Term Incentive Awards—Treatment of Outstanding Equity Awards Upon Separation.”

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 28, 2012. The information included in the table below reflects equity awards held following the conversion of Tyco equity awards into ADT equity awards. Dollar amounts are based on the NYSE closing price of $36.00 for the Company’s common stock (on a “when-issued” basis) on September 28, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Naren Gursahaney	49,138		$36.4222	3/9/2015	142,711	$5,137,596
	39,309		$29.5082	11/21/2015
	14,741		$31.1718	1/11/2016
	137,587		$30.8309	11/20/2016
	110,850		$34.1771	7/2/2017
	54,644		$28.4959	8/17/2018
	151,404	50,469	$18.5745	10/6/2018
	74,316	74,317	$21.6169	9/30/2019
	30,991	92,974	$23.8843	10/11/2020
		104,293	$28.3870	10/11/2021

Kathryn Mikells		64,871	$35.6759	5/1/2022	17,593	$633,348

Donald Boerema	15,331		$25.4599	11/18/2017	19,002	$684,072
	8,465	2,823	$18.5745	10/6/2018
	4,332	4,333	$21.6169	9/30/2019
	3,005	9,016	$23.8843	10/11/2020
		10,757	$28.3870	10/11/2021

Mark Edoff	14,741		$25.2244	12/10/2013	26,603	$957,708
	13,758		$28.2821	3/25/2014
	11,497		$36.4222	3/9/2015
	9,826		$29.5082	11/21/2015
		3,845	$18.5745	10/6/2018
		4,129	$21.6169	9/30/2019
	3,835	11,512	$23.8843	10/11/2020
		17,220	$28.3870	10/11/2021

Anita Graham		20,035	$31.1796	5/3/2021	18,086	$651,096
		19,359	$28.3870	10/11/2021

(1)	Vesting dates for each outstanding option award, as of September 28, 2012, for the named executive officers are as follows:

	Exercise Price	Naren Gursahaney	Kathryn Mikells	Donald Boerema	Mark Edoff	Anita Graham
		Number of Shares Underlying Vesting Awards
2012
10/1/2012	$21.6169	37,158	—	2,166	2,064	—
10/7/2012	$18.5745	50,469	—	2,823	3,845	—
10/12/2012	$23.8843	30,991	—	3,005	3,837	—
10/12/2012	$28.3870	26,073	—	2,689	4,305	4,839

2013
5/2/2013	$35.6759	—	16,217	—	—	—
5/4/2013	$31.1796	—	—	—	—	6,678
10/1/2013	$21.6169	37,159	—	2,167	2,065	—
10/12/2013	$23.8843	30,991	—	3,005	3,837	—
10/12/2013	$28.3870	26,073	—	2,689	4,305	4,839

2014
5/2/2014	$35.6759	—	16,217	—	—	—
5/4/2014	$31.1796	—	—	—	—	6,678
10/12/2014	$23.8843	30,992	—	3,006	3,838	—
10/12/2014	$28.3870	26,073	—	2,689	4,305	4,839

2015
5/2/2015	$35.6759	—	16,217	—	—	—
5/4/2015	$31.1796	—	—	—	—	6,679
10/12/2015	$28.3870	26,074	—	2,690	4,305	4,842

2016
5/2/2016	$35.6759	—	16,220	—	—	—

(2)	Vesting dates for each outstanding RSU award, as of September 28, 2012, for the named executive officers are as follows:

	Naren Gursahaney	Kathryn Mikells	Donald Boerema	Mark Edoff	Anita Graham
	Number of Shares Underlying Vesting Awards
2012
10/1/2012	—	—	206	197	—
10/7/2012	—	—	275	375	—
10/12/2012	4,973	—	1,008	1,526	1,331
12/8/2012	2,095	—	1,100	1,168	—

2013
5/2/2013	—	4,398	—	—	—
5/4/2013	—	—	—	—	592
10/1/2013	—	—	207	197	—
10/12/2013	67,693	—	7,276	9,524	1,331
12/8/2013	2,096	—	1,102	1,169	—

2014
5/2/2014	—	4,398	—	—	—
5/4/2014	—	—	—	—	592
10/12/2014	62,269	—	7,086	11,265	12,309

2015
5/2/2015	—	4,398	—	—	—
5/4/2015	—	—	—	—	595
10/12/2015	3,585	—	742	1,182	1,336

2016
5/2/2016	—	4,399	—	—	—

As described above in “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Long-Term Incentive Awards—Treatment of Outstanding Equity Awards Upon Separation,” the equity awards held by our named executive officers were converted in the Separation into ADT equity awards, or equity awards with respect to Tyco, ADT and Pentair. The awards held by our named executive officers with respect to Tyco and Pentair stock are not reflected in the table above. The following supplemental table summarizes the awards with respect to Tyco and Pentair stock held by our named executive officers immediately following the Separation.

Equity Awards With Respect to Tyco and Pentair Stock

Name	Tyco RSUs	Pentair RSUs
Naren Gursahaney	8,369	2,007
Kathryn Mikells	—	—
Donald Boerema	2,997	716
Mark Edoff	3,611	865
Anita Graham	3,559	853

Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal year 2012.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Naren Gursahaney	37,768	$513,285	120,412	$6,132,225
Kathryn Mikells	—	$—	—	$—
Donald Boerema	—	$—	14,689	$725,555
Mark Edoff	19,905	$273,498	15,657	$761,788
Anita Graham	4,277	$37,680	1,174	$64,852

(1)

For Messrs. Gursahaney, Boerema and Edoff, the number of shares acquired on vesting includes the pre-Separation amount of Tyco RSUs that vested on September 28, 2012 which, when actually vested, had been converted into shares of ADT.

Non-Qualified Deferred Compensation Table at Fiscal Year-End 2012

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 28, 2012.

Name (a)	Plan	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Naren Gursahaney	Tyco SSRP	$460,813	$60,850	$677,888	—	$4,248,842
	Tyco SERP	—	—	$65	—	$60,823
Kathryn Mikells		—	—	—	—	—
Donald Boerema	Tyco SSRP	$64,747	$14,142	$44,533	—	$257,574
Mark Edoff	Tyco SSRP	$72,974	$17,060	$69,842	$(36,878)	$381,471
	Tyco SERP	—	—	$22	—	$20,744
Anita Graham	Tyco SSRP	$18,334	$19,212	$5,491	—	$47,205

(1)

Amounts in columns (b) and (c) include employee and Tyco contributions, respectively, under the Tyco SSRP, a non-qualified retirement savings plan. All of the amounts shown in column (c) are included in the Summary Compensation Table under the column heading “All Other Compensation.” Under the terms of the Tyco SSRP, an eligible executive may choose to defer up to 50% of his or her base salary and up to 100% of his or her performance bonus.

(2)

Amounts in column (d) include earnings or (losses) on the named executive officer’s notional account in the Tyco SSRP and in Tyco’s Supplemental Executive Retirement Plan (the “Tyco SERP”), as indicated. The Tyco SERP was frozen with respect to additional contributions on December 31, 2004. Investment options under Tyco SERP are the same as those available under the Tyco SSRP.

(3)

Under both the Tyco SSRP and the Tyco SERP, participants may elect to receive distributions in a single lump sum payment or in up to 15 annual installments. A participant who is still employed by Tyco may begin receiving distributions under each plan after a minimum of five years have elapsed from the plan year for which contributions have been made. A participant who has left Tyco may begin receiving distributions upon his or her termination of employment or retirement.

(4)

At the time of the Separation, we adopted the ADT Supplemental Savings and Retirement Plan (the “ADT SSRP”). The ADT SSRP is a merged version of, and is identical to, the SSRP and the SERP. Balances under the Tyco SSRP and the Tyco SERP were transferred to the ADT SSRP at the time of the Separation.

(5)	Ms. Mikells did not participate in the Tyco SSRP during fiscal year 2012.

Potential Payments Upon Termination or Change in Control

The following table summarizes the severance benefits that would have been payable to each of our named executive officers upon termination of employment or upon the occurrence of a change in control, assuming that the triggering event or events occurred on September 28, 2012. Equity award amounts are shown on a pre-Separation basis and are based on Tyco’s regular-way closing share price of $56.26 on the NYSE on September 28, 2012.

For each of ADT’s named executive officers, the Tyco Severance Plan or the Tyco CIC Severance Plan governed termination benefits for the triggering events specified below. In addition, individual equity award agreements govern the treatment of those awards under certain circumstances. For the definition of “Good Reason” and “Cause” under the relevant documents, see the discussion under the heading “—Compensation, Discussion and Analysis—Change in Control and Severance Benefits.”

	Change in Control (1)		Other Termination (1)
Name/Form of Compensation (a)	Without Qualified Termination (b)	With Qualified Termination (c)	With Cause (d)	Without Cause (e)	Resignation/ Retirement (f)	Death or Disability (g)
Naren Gursahaney
Severance	$0	$2,440,000	$0	$2,440,000	$0	$0
Benefit & Perquisite Continuation	$0	$29,685	$0	$29,685	$0	$0
Accelerated Vesting of Equity Awards (2)	$0	$9,342,701	$0	$1,992,870	$0	$8,589,323
Supplemental Life Insurance	$0	$0	$0		$0	$840,000	(3)
Total	$0	$11,812,386	$0	$4,462,555	$0	$9,429,323

Kathryn Mikells
Severance	$0	$1,652,400	$0	$1,652,400	$0	$0
Benefit & Perquisite Continuation	$0	$20,058	$0	$20,058	$0	$0
Accelerated Vesting of Equity Awards (2)	$0	$657,262	$0	$5,817	$0	$657,262
Total	$0	$2,329,720	$0	$1,678,275	$0	$657,262

Donald Boerema
Severance	$0	$480,534	$0	$480,534	$0	$0
Benefit & Perquisite Continuation	$0	$15,340	$0	$15,340	$0	$0
Accelerated Vesting of Equity Awards (2)	$0	$774,188	$0	$92,450	$0	$692,330
Total	$0	$1,270,062	$0	$588,324	$0	$692,330

Mark Edoff
Severance	$0	$544,000	$0	$544,000	$0	$0
Benefit & Perquisite Continuation	$0	$15,340	$0	$15,340	$0	$0
Accelerated Vesting of Equity Awards (2)	$0	$1,495,146	$0	$176,481	$0	$1,399,053
Total	$0	$2,054,486	$0	$735,821	$0	$1,399,053

Anita Graham
Severance	$0	$624,000	$0	$624,000	$0	$0
Benefit & Perquisite Continuation	$0	$5,950	$0	$5,950	$0	$0
Accelerated Vesting of Equity Awards (2)	$0	$1,033,251	$0	$69,441	$0	$1,033,251
Total	$0	$1,663,201	$0	$699,391	$0	$1,033,251

(1)

Under the Tyco Severance Plan in effect on September 28, 2012, Mr. Gursahaney would have been entitled to two times base salary and two times target bonus, Ms. Mikells would have been entitled to 1.5 times base salary and 1.5 times target bonus, and each of our other named executive officers would have been entitled to one times base salary and one times target bonus. Under the Tyco CIC Severance Plan in effect on September 28, 2012, Mr. Gursahaney would have been entitled to a severance payment of two times base salary and two times target bonus, subject to possible reduction if the excise tax under Section 4999 of the Code applied. In addition, Ms. Mikells would have been eligible to receive a severance payment of 1.5 times base salary and 1.5 times target bonus if she had a qualifying termination in the event of a Change in Control prior to the Separation. While none of our other named executive officers participated in the Tyco CIC Severance Plan, they would have been entitled to receive enhanced severance benefits upon certain terminations following a Change in Control under the terms of the Tyco Severance Plan. In addition to the amounts included in this table, our named executive officers would have been entitled to the annual performance bonus for the year in which employment was terminated. The bonus payments are included in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation” and are discussed above under the heading “—Compensation, Discussion and Analysis—Elements of Compensation—Tyco Programs—Annual Incentive Compensation.”

(2)

Amounts represent the intrinsic value of unvested Tyco equity awards and stock options that would have vested upon a triggering event for each of our named executive officers. Amounts in respect of PSUs reflect the number of shares based on actual performance results through June 29, 2012.

(3)	Amounts represent the Tyco-provided supplemental life insurance benefit for Mr. Gursahaney that would have been delivered upon his death.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation

Post-Separation

Following the Separation, compensation for our non-employee directors consists of an annual cash retainer in the amount of $80,000 per year and an annual equity award of RSUs with a grant date fair value of approximately $120,000 and a one-year vesting term. In addition, the non-executive chairman of our Board of Directors receives an additional cash retainer in the amount of $150,000 per year, the chairs of the Audit Committee and Compensation Committee receive an additional cash retainer in the amount of $20,000 per year and the chair of the Nominating and Governance Committee receives an additional cash retainer in the amount of $15,000 per year.

Pre-Separation

Prior to the Separation, three of our non-employee directors served on the Tyco Board of Directors. In connection with their service on the Tyco Board of Directors, they received compensation according to programs in place at Tyco, including:

•	An annual cash retainer of $100,000;

•	An annual equity award of RSUs with a grant date fair value of approximately $120,000;

•

Additional annual retainers for the lead director ($30,000) and for the chairs of the Audit Committee ($20,000), Compensation and Human Resources Committee ($20,000) and Nominating and Governance Committee ($15,000)

The following table sets forth information concerning the fiscal year 2012 compensation paid by Tyco to our non-employee directors, a portion of which for Messrs. Donahue, Gordon and Paliwal relates to their service on the Tyco Board of Directors.

Director Compensation for FY 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas Colligan	$275	$—	$20,000	$20,275
Timothy Donahue	$99,945	$120,033	$—	$219,978
Robert Dutkowsky	$220	$—	$20,000	$20,220
Bruce Gordon	$149,025	$120,033	$10,000	$279,058
Bridgette Heller	$220	$—	$20,000	$20,220
Kathleen Hyle	$220	$—	$20,000	$20,220
Keith Meister(4)	$—	$—	$—	$—
Dinesh Paliwal	$100,000	$120,033	$10,468	$230,501

(1)

For Messrs. Donahue, Gordon and Paliwal, includes the pro-rated portion of cash fees earned for service on the Tyco Board of Directors, as well as the pro-rated portion of cash fees earned as directors of ADT.

(2)

This column reflects the fair value of the entire amount of awards granted to Messrs. Donahue, Gordon and Paliwal as directors of Tyco, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common shares on the date of grant. RSUs granted to board members generally vest and the underlying units are converted to shares and delivered to board members on the anniversary of the grant date.

(3)

All other compensation for Messrs. Gordon and Paliwal includes the aggregate value of all matching charitable contributions made by Tyco on behalf of the directors during the fiscal year (Tyco matched the contributions of directors made to qualifying charities up to a maximum of $10,000 per calendar year), and for Mr. Paliwal also includes the value of the discount on security monitoring services. For Messrs. Colligan and Dutkowsky and Mses. Heller and Hyle, all other compensation includes $20,000 of fees paid in fiscal year 2012 prior to their election to our Board of Directors upon Separation. These fees were related to their attendance at certain orientation meetings held in anticipation of their service on our Board of Directors.

(4)	Mr. Meister was appointed to our Board of Directors on December 19, 2012, and did not receive any compensation in fiscal year 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors oversees ADT’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee meets separately with management, the senior internal auditor, the independent auditors and the general counsel. The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website at www.adt.com. The charter, among other things, provides that the Audit Committee has direct responsibility to appoint, compensate, oversee, evaluate, and recommend termination when appropriate, the independent auditor. In this context, the Audit Committee:

•	reviewed and discussed the audited financial statements in ADT’s annual report on Form 10-K with management;

•

reviewed with Deloitte & Touche LLP, ADT’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of ADT’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence;

•

discussed with Deloitte & Touche LLP its independence from management and ADT and considered whether Deloitte & Touche LLP could also provide non-audit services without compromising the firm’s independence;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

discussed with ADT’s internal auditors and Deloitte & Touche LLP the overall scope and plans for their respective audits, and then met with the internal auditors and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of ADT’s internal controls and the overall quality of ADT’s financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 28, 2012 filed with the SEC; and

•	appointed Deloitte & Touche LLP to serve as the Company’s independent auditors for fiscal year 2013, subject to ratification by the Board of Directors and the Company’s stockholders.

Submitted by the Audit Committee of the Board of Directors:

Thomas Colligan (Chair)

Bridgette Heller

Kathleen Hyle

Keith Meister

PROPOSAL NUMBER TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the annual retention of our independent registered public accounting firm, subject to stockholder approval at the Annual Meeting. The Audit Committee is directly responsible for the appointment, compensation, oversight and evaluation of performance of the work of the external auditors. On September 27, 2012, Thomas Colligan, as the then sole member of the Audit Committee, appointed the firm of Deloitte & Touche LLP (United States), Two World Financial Center, New York, NY 10281-1414, as ADT’s independent registered public accounting firm to audit ADT’s financial statements for the fiscal year ending September 27, 2013, and at a meeting held on September 28, 2012, the Audit Committee and the Board of Directors ratified this appointment. The Audit Committee and the Board of Directors recommend that stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending September 27, 2013.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided. Stockholder approval of the appointment of Deloitte & Touche LLP is not required, but the Audit Committee and the Board of Directors are submitting the selection of Deloitte & Touche LLP for ratification to obtain our stockholders’ views. In the event the stockholders do not ratify the appointment of Deloitte & Touche LLP as the independent auditors to audit our financial statements for fiscal year 2013, the Audit Committee and the Board of Directors will consider the voting results and evaluate whether to select a different independent auditor.

Audit and Non-Audit Fees

For the fiscal year ended September 28, 2012 (the date of our Separation from Tyco), we did not pay any fees for professional services to Deloitte AG (Zurich), Deloitte & Touche LLP (United States) and their respective affiliates (collectively “Deloitte”). Prior to the Spin-off, Tyco paid any audit, audit-related, tax and other fees of Deloitte, which amounts covered expenses associated with the Spin-off of ADT from Tyco. We will provide such disclosure of expenses on a standalone go forward basis.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired.

Under the policy, the Audit Committee annually pre-approves the audit engagement fees and terms of all audit services to be provided by the independent auditor.

The Audit Committee and the Board of Directors unanimously recommend that stockholders vote FOR the ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

PROPOSAL NUMBER THREE—NON-BINDING ADVISORY VOTE ON

NAMED EXECUTIVE OFFICER COMPENSATION

We request our stockholders’ non-binding advisory vote on the compensation of our executive management team as disclosed in accordance with the SEC’s rules in the section of this Proxy Statement under “Compensation of Named Executive Officers” on pages 25 to 44 as well as in the tables and narrative in the “Historical Compensation Information” section on pages 45 to 55.

In considering their vote, stockholders should review with care that our compensation objectives, policies, practices and programs are designed to attract and retain the talent needed to align with the strategic mission of ADT and to drive financial performance and incentivize execution of our business strategy. Our compensation programs and practices are intended to reward our named executive officers for their performance in implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning our named executive officers’ interests with the interests of our stockholders.

We are seeking our stockholders’ support for our executive officer compensation as detailed in this Proxy Statement. This proposal conforms to SEC requirements and seeks our stockholders’ views on our executive compensation, compensation philosophy, pay principles and pay practices as described in this Proxy Statement. The advisory vote is non-binding and it will not be binding on the Board of Directors or obligate it to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. However, the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions for executive officers.

The Board of Directors unanimously recommends that stockholders support this proposal and vote FOR the following resolution:

“RESOLVED, that stockholders of The ADT Corporation (the “Company”) approve, on an advisory basis, the executive compensation of the Company’s named executive officers as disclosed within this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (Item 402 of Regulation S-K), which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion contained in this Proxy Statement.”

PROPOSAL NUMBER FOUR—NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 also provides our stockholders with the opportunity to cast a separate non-binding advisory vote indicating how frequently the Company should seek a say-on-pay advisory vote on named executive officer compensation from stockholders. The vote provides stockholders with four choices regarding the frequency of a say-on-pay advisory vote: (i) one year, (ii) two years, (iii) three years, or (iv) abstain.

As discussed, the Board of Directors believes our executive compensation program effectively links executive pay to the financial performance of the Company while also aligning our executive officers’ interests with the interests of our stockholders. After careful consideration, the Board of Directors believes an annual say-on-pay advisory vote will allow our stockholders to provide us with timely input regarding our executive compensation program. This annual vote is consistent with our desire to engage with our stockholders regarding our executive compensation program.

Because your vote is advisory, it will not be binding on the Board of Directors and will not overrule any decision by the Board or require the Board to take any action. However, the Board of Directors will take into account the outcome of the vote when determining how frequently to request a stockholder advisory vote on future executive compensation decisions for the named executive officers.

For these reasons, the Board of Directors unanimously recommends that stockholders vote for an ANNUAL vote on named executive officer compensation.

OTHER MATTERS

Certain Relationships and Related Party Transactions

In order to govern certain ongoing relationships between the Company, Pentair and Tyco after the Spin-off and to provide mechanisms for an orderly transition, the Company, Pentair and Tyco have entered into the Pentair Separation and Distribution Agreement, the Company and Tyco have entered into the ADT Separation and Distribution Agreement and the Company, Tyco or Pentair, as applicable, have entered into other agreements pursuant to which certain services and rights will be provided for following the Spin-off, and the Company, Pentair and Tyco have agreed to indemnify each other against certain liabilities arising from their respective businesses.

The following is a summary list of the material agreements we have entered into and intend to enter into with Tyco and Pentair:

•	transition services agreements with Tyco in connection with the transactions, including a master transition services agreement and an agreement governing the provision of services in Canada;

•

a tax sharing agreement with Tyco and Pentair that governs the rights and obligations of the Company, Tyco and Pentair for certain pre-Separation tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd., and TE Connectivity Ltd. entered into in 2007;

•

a non-income tax sharing agreement with Tyco that governs the respective rights, responsibilities and obligations of Tyco and the Company after the distributions with respect to tax returns, tax liabilities, tax contests and other tax matters regarding non-income taxes related to specified legal entities;

•	a trademark agreement with Tyco in connection with the Spin-off that governs each party’s use of certain trademarks;

•

a patent agreement with Tyco in connection with the Spin-off under which Tyco agreed to provide to the Company and its affiliates with a release and covenant not to sue under Tyco and Affliliates’ pre-Spin-off patent portfolio (excluding certain patents from Tyco’s businesses) for the continued manufacture, use and sale of pre-Spin-off products (and certain modifications thereof), whether manufactured internally or by the same pre-Spin-off suppliers;

•

monitoring service agreements in the United States and Canada pursuant to which the Company and Tyco will each provide alarm receiving and notification and associated services for certain of each other’s customers in the United States and Canada;

•

guard services agreements in the United States and Canada pursuant to which the Company will provide alarm response and patrol services for Tyco’s customers in certain parts of the United States and Tyco will provide such services for ADT’s customers in certain parts of Canada;

•	a master supply & purchasing agreement with Tyco to provide for the supply of Tyco products to the Company for installation at the Company’s customer sites;

•	certain subleases where the Company and Tyco are physically co-located; and

•	an agreement with Edward Breen to provide consulting and advisory services to the Company on strategic and general corporate matters.

The foregoing is not a complete description of the terms of these Agreements we have entered into and intend to enter into with Tyco and Pentair. For further information about the terms of these Agreements, please see our Form 10-K for the fiscal year ended September 28, 2012 filed with the SEC on November 27, 2012 and other periodic reports and registration statements that have been filed by the Company with the SEC.

Registered and Principal Executive Offices

The registered and principal executive offices of The ADT Corporation are located at 1501 Yamato Road, Boca Raton, Florida 33431. The telephone number there is (561) 988-3600.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements and notices with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single Proxy Statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the proxy materials by writing to: Broadridge, Attention Householding Dept., 51 Mercedes Way, Edgewood, NY 11711 or by calling 1-800-542-1061.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Audit Committee Report are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by ADT under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that ADT specifically incorporates such information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements, and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800 SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.adt.com. We make available free of charge through the Investor Relations tab of our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Board Governance Principles, Board committee charters, and the ADT Code of Conduct are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at The ADT Corporation, 1501 Yamato Road, Boca Raton, Florida 33431.

By order of the Board of Directors,

N. David Bleisch

Senior Vice President, General

Counsel and Corporate Secretary

Boca Raton, Florida

January 28, 2013

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 13, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 13, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                     M51703-P32928               KEEP THIS PORTION FOR YOUR RECORDS

— — — — —  —  —  — — —  —  —  — — — —  —  — —  —  —  —  —  — —  —  — —  —  —  —  —  —  —  — — —  — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE ADT CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
	The Board of Directors recommends you vote FOR ALL the following:	☐	☐	☐
1. Election of Directors
Nominees:
To be elected for terms expiring in 2014.
01) Thomas Colligan 02) Timothy Donahue 03) Robert Dutkowsky 04) Bruce Gordon 05) Naren Gursahaney	06) Bridgette Heller 07) Kathleen Hyle 08) Keith Meister 09) Dinesh Paliwal
	The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
	2. To ratify the appointment of Deloitte & Touche LLP as ADT’s independent registered public accounting firm for the fiscal year 2013.						☐	☐	☐
	3. To approve, by non-binding vote, named executive officer compensation.						☐	☐	☐
	The Board of Directors recommends you vote 1 year for proposal 4:					1 Year	2 Years	3 Years	Abstain
	4. To recommend, by non-binding vote, the frequency of named executive officer compensation votes.					☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Annual Meeting of Stockholders

The ADT Corporation

March 14, 2013

8:30 a.m., Eastern Time

Embassy Suites Boca Raton

661 NW 53rd Street

Boca Raton, Florida 33487

In order to assure that your votes are tabulated in time to be voted at the Annual Meeting, you must submit your proxy card or vote by phone or the Internet so that your votes are received by 11:59 p.m., Eastern Time on March 13, 2013.

This proxy card also serves as an admission ticket to our Annual Meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

To Be Held on March 14, 2013:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — —  —  —  — — —  —  —  — — — —  —  — —  —  —  —  —  — —  —  — —  —  —  —  —  —  —  — — —  — — — — — — — — — — — — — — —

M51704-P32928

THE ADT CORPORATION

Annual Meeting of Stockholders

March 14, 2013 8:30 a.m., Eastern Time

This proxy is solicited by the Board of Directors

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ADT CORPORATION

The undersigned hereby appoints Kathryn A. Mikells and N. David Bleisch, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of The ADT Corporation, Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of The ADT Corporation to be held March 14, 2013 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR 1 YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on reverse side)